Exhibit 4.32

US$55,000,000 Secured Term Loan Facility Agreement

Dated 27 April 2015

(1)	African Spirit L.L.C.

European Spirit L.L.C.

and

Asian Spirit L.L.C.

(as Borrowers)

(2)	ING Bank N.V., London Branch

and others

(as Lenders)

(3)	ING Bank N.V., London Branch

(as Agent)

Contents

Page

1	Definitions and Interpretation	1

2	The Loan and its Purposes	18

3	Conditions of Utilisation	19

4	Advance	20

5	Repayment	20

6	Prepayment	21

7	Interest	22

8	Indemnities	24

9	Fees	31

10	Security and Application of Moneys	31

11	Representations and Warranties	32

12	Undertakings and Covenants	37

13	Events of Default	42

14	Assignment and Sub-Participation	46

15	The Agent and the Lenders	49

16	Set-Off	61

17	Payments	61

18	Notices	63

19	Partial Invalidity	65

20	Remedies and Waivers	65

21	Miscellaneous	65

22	Confidentiality	66

23	Law and Jurisdiction	69

Schedule 1	The Lenders and the Commitments	70

Schedule 2	Conditions Precedent and Subsequent	71
	Part I: Conditions precedent to service of Drawdown Notice	71
	Part II: Conditions precedent to Drawdown Date	73
	Part III: Conditions subsequent to Drawdown Date	76

Schedule 3	Form of Drawdown Notice	77

Schedule 4	Form of Transfer Certificate	78

Loan Agreement

Dated 27 April 2015

Between:

(1)

African Spirit L.L.C., European Spirit L.L.C. and Asian Spirit L.L.C., each being a limited liability company formed and existing under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Island, Majuro, The Marshall Islands, MH96960 (together the “Borrowers” and each a “Borrower”); and

(2)	The banks listed in Schedule 1, each acting through its office at the address indicated against its name in Schedule 1 (together the “Lenders” and each a “Lender”); and

(3)	ING Bank N.V., London Branch, acting as agent and security trustee through its office at 60 London Wall, London EC2M 5TQ, England (in that capacity the “Agent”).

Whereas:

Each of the Lenders has agreed to advance to the Borrowers on a joint and several basis its Commitment (aggregating, with all the other Commitments, an amount not exceeding the Maximum Amount) to assist the Borrowers to refinance the existing debt in respect of the Vessels and for working capital and the general corporate purposes of the Guarantor Group.

It is agreed as follows:

1	Definitions and Interpretation

1.1	In this Agreement:

“Acceptable Bank” means a bank or financial institution which has a rating for its long-term unsecured and non-credit-enhanced debt originations of A+ or higher by Standard & Poor’s Ranking Services or Fitch Ratings Ltd or A1 or higher by Moody’s Investors Services Limited or a comparable rating from an internationally recognised credit rating agency.

“Affiliate” means, in relation to any entity, a Subsidiary of that entity, a Holding Company of that entity or any other Subsidiary of that Holding Company.

“Annex VI” means Annex VI (Regulations for the Prevention of Air Pollution from Ships) to the International Convention for the Prevention of Pollution from Ships 1973 (as modified in 1978 and 1997).

“Approved Broker” means Fearnleys, RS Platou, H. Clarkson & Co. Ltd, Simpson Spence & Young Shipbrokers Ltd. and P. F. Bassoe AS or such other reputable and independent consultancy or ship broker firm approved by the Agent.

“Approved Managers” means (i) the Commercial Manager and (ii) the Technical Manager.

“Assignments” means all the forms of assignment referred to in Clause 10.1.2 and “Assignment” means any one of them.

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Balloon Amount” means the amount of fifty million four hundred and fifteen thousand Dollars (US$50,415,000) to be paid on the Maturity Date or on any other date when the Balloon Amount is payable pursuant to this Agreement.

“Break Costs” means all sums payable by the Borrowers from time to time under Clause 8.3.

“Business Day” means a day on which banks are open for business of a nature contemplated by this Agreement (and not authorised by law to close) in New York and London.

“Change of Control” means if:

(a)	in relation to the Guarantor:

(i)	(where all management powers over the business and affairs of the Guarantor are vested exclusively in its general partner),

(A)	Teekay GP LLC ceases to be the general partner of the Guarantor; or

(B)	Teekay ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights in Teekay GP LLC; or

(ii)

(where all management powers over the business and affairs of the Guarantor become vested exclusively in the board of directors of the Guarantor), Teekay ceases to own, directly or indirectly, a minimum of fifty per cent (50%) of the voting rights to elect the members of that board of directors; and

(b)	in relation to any Borrower, there is a change in the ultimate legal or beneficial ownership of that Borrower from that advised to the Agent at the date of this Agreement;

in each case unless the Borrowers have requested the prior consent of the Majority Lenders to a change of control and the Majority Lenders have consented to such request within thirty (30) days of such request being made.

“Charged Property” means all of the assets of the Security Parties which from time to time are, or are expressed to be, the subject of the Security Documents.

“Code” means the US Internal Revenue Code of 1986.

“Commercial Manager” means (i) Teekay, (ii) the Guarantor, (iii) any other member of either the Teekay Group or the Guarantor Group or (iv) any other commercial manager approved by the Majority Lenders.

“Commitment” means, in relation to each Lender, the aggregate amount of the Loan which that Lender agrees to advance to the Borrowers as its several liability as indicated against the name of that Lender in Schedule 1 and/or, where the context permits, the amount of the Loan advanced by that Lender and remaining outstanding and “Commitments” means more than one of them.

“Confidential Information” means all information relating to any Security Party, any other member of the Guarantor Group, the Finance Documents or the Loan of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Loan from either:

(a)	any Security Party, any other member of the Guarantor Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Security Party, any other member of the Guarantor Group or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 22; or

(ii)	is identified in writing at the time of delivery as non-confidential by any Security Party, any other member of the Guarantor Group or any of its advisers; or

(iii)

is known by that Finance Party before the date the information is disclosed to it in accordance with (a) or (b) or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with any Security Party or any other member of the Guarantor Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

“Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the Loan Market Association at the relevant time.

“CRD IV” means Directive 2013/36/EU of 26 June 2013 on access to the activity of credit instructions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directive 2006/48/EC and 2006/49/EC.

“CRR” means Regulation (EU) no. 575/2013 of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012.

“Currency of Account” means, in relation to any payment to be made to a Finance Party under a Finance Document, the currency in which that payment is required to be made by the terms of that Finance Document.

“Deeds of Covenants” means the deeds of covenants referred to in Clause 10.1.1 and “Deed of Covenant” means any one of them.

“Default” means an Event of Default or any event or circumstance specified in Clause 13.1 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Defaulting Lender” means any Lender:

(a)

which has failed to make its participation in the Loan available (or has notified the Agent or the Borrowers (which have notified the Agent) that it will not make its participation in the Loan available) by the Drawdown Date in accordance with Clause 4.2; or

(b)	which has otherwise rescinded or repudiated a Finance Document; or

(c)	with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

“Disruption Event” means either or both of:

(a)

a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Loan (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)	the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)	from performing its payment obligations under the Finance Documents; or

(ii)	from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

“Dollars”, “US$” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America.

“Drawdown Date” means the date on which the Loan is advanced under Clause 4.1.

“Drawdown Notice” means a notice substantially in the form set out in Schedule 3.

“Earnings” means all hires, freights, pool income and other sums payable to or for the account of a Borrower in respect of a Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire, and damages and other payments (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach, termination or variation of any contract for the operation, employment or use of a Vessel.

“Encumbrance” means a mortgage, charge, assignment, pledge, lien, or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Environmental Approvals” means any present or future permit, licence, approval, ruling, variance, exemption or other authorisation required under the applicable Environmental Laws.

“Environmental Claim” means any and all enforcement, clean-up, removal, administrative, governmental, regulatory or judicial actions, orders, demands or investigations instituted or completed pursuant to any Environmental Laws or Environmental Approvals.

“Environmental Incident” means:

(a)

any release, emission, spill or discharge from a Vessel or into or upon the air, sea, land or soils (including the seabed) or surface water of Environmentally Sensitive Material within or from a Vessel; or

(b)

any incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than a Vessel and which involves a collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Vessel and/or any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)

any other incident in which Environmentally Sensitive Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from a Vessel and in connection with which a Vessel is actually or potentially liable to be arrested and/or where any Security Party and/or any operator or manager of a Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action, other than in accordance with an Environmental Approval.

“Environmental Laws” means all present and future laws, regulations, treaties and conventions of any applicable jurisdiction which:

(a)	have as a purpose or effect the protection of, and/or prevention of harm or damage to, the environment;

(b)	relate to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

(c)	provide remedies or compensation for harm or damage to the environment; or

(d)	relate to Environmentally Sensitive Materials or health or safety matters.

“Environmentally Sensitive Material” means (i) oil and oil products and (ii) any other waste, pollutant, contaminant or other substance (including any liquid, solid, gas, ion, living organism or noise) that may be harmful to human health or other life or the environment or a nuisance to any person or that may make the enjoyment, ownership or other territorial control of any affected land, property or waters more costly for such person to a material degree.

“Event of Default” means any of the events or circumstances set out in Clause 13.1.

“Execution Date” means the date on which this Agreement is executed by each of the parties hereto.

“Facility Office” means:

(a)

in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement; or

(b)	in respect of any other Finance Party, the office in the jurisdiction in which it is resident for tax purposes.

“Facility Period” means the period beginning on the Execution Date and ending on the date when the whole of the Indebtedness has been repaid in full, all Commitments have been terminated and the Security Parties have ceased to be under any further actual or contingent liability to the Finance Parties under or in connection with the Finance Documents.

“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)

any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Application Date” means:

(a)	in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014;

(b)

in relation to a “withholdable payment” described in section 1473(1)(A)(ii) of the Code (which relates to “gross proceeds” from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

(c)	in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017,

or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA.

“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.

“Fee Letter” means any letter dated on or about the date of this Agreement between the Agent and the Borrowers setting out any of the fees referred to in Clause 9.

“Final Availability Date” means the date falling ten (10) days after the Execution Date or such later date as the Agent (acting on the instructions of the Lenders) may approve.

“Finance Documents” means this Agreement, the Security Documents, the Fee Letters and any other document designated as such by the Agent and the Borrowers and “Finance Document” means any one of them.

“Finance Parties” means the Agent and the Lenders and “Finance Party” means any one of them.

“Financial Indebtedness” means any indebtedness for or in respect of:

(a)	moneys borrowed;

(b)	any acceptance credit;

(c)	any bond, note, debenture, loan stock or other similar instrument;

(d)	any redeemable preference share to the extent such shares can be redeemed before the Maturity Date;

(e)	any finance or capital lease;

(f)	receivables sold or discounted (otherwise than on a non-recourse basis);

(g)

any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

(h)	any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

(i)	any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

(j)	any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to (i) above.

“Guarantee” means the guarantee and indemnity of the Guarantor referred to in Clause 10.1.3.

“Guarantor” means Teekay LNG Partners L.P., a limited partnership formed according to the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, the Marshall Islands, MH96960.

“Guarantor Group” means the Guarantor and each of its Subsidiaries from time to time.

“Holding Company” means, in relation to any entity, any other entity in respect of which it is a Subsidiary.

“IAPPC” means a valid international air pollution prevention certificate for a Vessel issued under Annex VI.

“Impaired Agent” means the Agent at any time when:

(a)	it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)	the Agent otherwise rescinds or repudiates a Finance Document;

(c)	(if the Agent is also a Lender) it is a Defaulting Lender under (a) or (b) of the definition of “Defaulting Lender”; or

(d)	an Insolvency Event has occurred and is continuing with respect to the Agent;

unless, in the case of (a):

(i)	its failure to pay is caused by:

(A)	administrative or technical error; or

(B)	a Disruption Event; and

payment is made within three (3) Business Days of its due date; or

(ii)	the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

“Indebtedness” means the aggregate from time to time of: the amount of the Loan outstanding; all accrued and unpaid interest on the Loan; and all other sums of any nature (together with all accrued and unpaid interest on any of those sums) which from time to time may be payable by the Borrowers to any of the Finance Parties under all or any of the Finance Documents.

“Insolvency Event” in relation to an entity means that the entity:

(a)	is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)	becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due;

(c)	makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)

institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)

has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in (d) and:

(i)	results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)	is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof;

(f)

has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)	has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)

seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets (other than, for so long as it is required by law or regulation not to be publicly disclosed, any such appointment which is to be made, or is made, by a person or entity described in (d));

(i)

has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)	causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in (a) to (i); or

(k)	takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Insurances” means all policies and contracts of insurance (including all entries in protection and indemnity or war risks associations) which are from time to time taken out or entered into in respect of or in connection with a Vessel or her increased value or her Earnings and (where the context permits) all benefits under such contracts and policies, including all claims of any nature and returns of premium.

“Interest Payment Date” means each date for the payment of interest in accordance with Clause 7.7.

“Interest Period” means each period for the payment of interest selected by the Borrowers or agreed by the Agent pursuant to Clause 7.

“Interpolated Screen Rate” means, in relation to LIBOR, the rate which results from interpolating on a linear basis between:

(a)	the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period; and

(b)	the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period,

each as of 11.00 a.m. London time on the Quotation Day.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention.

“ISM Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISM Code under paragraph 1.1.2 of the ISM Code.

“ISPS Code” means the International Ship and Port Facility Security Code.

“ISPS Company” means, at any given time, the company responsible for a Vessel’s compliance with the ISPS Code.

“ISSC” means a valid international ship security certificate for a Vessel issued under the ISPS Code.

“law” or “Law” means any law, statute, treaty, convention, regulation, instrument or other subordinate legislation or other legislative or quasi-legislative rule or measure, or any order or decree of any government, judicial or public or other body or authority, or any directive, code of practice, circular, guidance note or other direction issued by any competent authority or agency (whether or not having the force of law).

“LIBOR” means:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the relevant Interest Period) the Interpolated Screen Rate; or

(c)

if (i) no Screen Rate is available for the currency of the Loan or (ii) no Screen Rate is available for the relevant Interest Period and it is not possible to calculate an Interpolated Screen Rate, the Reference Bank Rate

as of, in case of paragraphs (a) and (b) above, 11.00 a.m. London time on the Quotation Day for the offering of deposits in Dollars and for a period equal in length to the relevant Interest Period, provided that if any such rate is below zero, LIBOR shall be deemed to be zero.

“Loan” means the aggregate amount advanced or to be advanced by the Lenders to the Borrowers under Clause 4 or, where the context permits, the amount advanced and for the time being outstanding.

“Majority Lenders” means a Lender or Lenders whose Commitments in aggregate are equal to or greater than sixty six and two thirds per cent (66 2/3%) of the Total Commitments (or, if the Total Commitments have been reduced to zero, in aggregate or equal to or greater than sixty six and two thirds per cent (66.2/3%) of the Total Commitments immediately prior to the reduction).

“Management Agreements” means the agreement(s) for the commercial and/or technical management of the Vessels entered into between (i) the Borrowers and (ii) the Approved Managers (which are not Teekay, the Guarantor or any other member of either the Teekay Group or the Guarantor Group).

“Managers’ Confirmations” means the written confirmations of the Approved Managers (which are not Teekay the Guarantor or any other member of either the Teekay Group or the Guarantor Group) that throughout the Facility Period unless otherwise agreed by the Agent:

(a)	they will not, without the prior written consent of the Agent, subcontract or delegate the commercial or technical management of the Vessels (as the case may be) to any third party; and

(b)

following the occurrence of an Event of Default which is continuing unremedied and unwaived, all claims of the Approved Managers against the Borrowers (less any agreed reasonable deductible) shall be subordinated to the claims of the Finance Parties under the Finance Documents.

“Margin” means one per cent (1%) per annum.

“Market Value” means the value of a Vessel conclusively determined by an Approved Broker appointed by the Agent on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and evidenced by a valuation of that Vessel addressed to the Agent certifying a value for that Vessel and dated not more than thirty (30) days prior to the Drawdown Date.

“Material Adverse Effect” means a material adverse change in, or a material adverse effect on:

(a)	the financial condition, assets, prospects or business of any Security Party or on the consolidated financial condition, assets, prospects or business of the Guarantor Group;

(b)	the ability of any Security Party to perform and comply with its obligations under any Finance Document or to avoid any Event of Default;

(c)	the validity, legality or enforceability of any Finance Document; or

(d)	the validity, legality or enforceability of any security expressed to be created pursuant to any Finance Document or the priority and ranking of any such security,

provided that, in determining whether any of the forgoing circumstances shall constitute such a material adverse change or material adverse effect for the purposes of this definition, the Finance Parties shall consider such circumstance in the context of (x) the Guarantor Group taken as a whole and (y) the ability of the Security Parties to perform each of their obligations under the Finance Documents.

“Maturity Date” means the date falling three hundred and sixty four (364) days after the Execution Date.

“Maximum Amount” means the lesser of (i) fifty five million Dollars ($55,000,000) and (ii) sixty percent (60%) of the aggregate Market Value of the Vessels, as reduced from time to time in accordance with the provisions of this Agreement.

“Mortgages” means the first priority statutory or first preferred mortgages (as the case may be) referred to in Clause 10.1.1 together with the Deeds of Covenants (if applicable) and “Mortgage” means any one of them.

“Necessary Authorisations” means all Authorisations of any person including any government or other regulatory authority required by applicable Law to enable it to:

(a)	lawfully enter into and perform its obligations under the Finance Documents to which it is party;

(b)

ensure the legality, validity, enforceability or admissibility in evidence in England and, if different, its jurisdiction of incorporation or formation, of such Finance Documents to which it is party; and

(c)	carry on its business from time to time.

“Original Financial Statements” means the audited consolidated financial statements of the Guarantor for the financial year ended 31 December 2014.

“Party” means a party to this Agreement.

“Permitted Encumbrance” means (i) any Encumbrance which has the prior written approval of the Agent acting on the instructions of all the Lenders, or (ii) any liens securing obligations incurred in the ordinary course of trading and/or operating a Vessel up to an aggregate amount at any time not exceeding seven million five hundred thousand Dollars (US$7,500,000) and not more than thirty (30) days overdue.

“Pledgor” means Teekay LNG Operating L.L.C., a limited liability company formed and existing under the laws of the Marshall Islands and whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, The Marshall Islands MH96960.

“Pre-Approved Classification Society” means any of DNV GL, Lloyds Register, America Bureau of Shipping (ABS) or Bureau Veritas or such other classification society approved by the Majority Lenders, acting reasonably.

“Pre-Approved Flag” means Marshall Islands, Norwegian International Ship Registry, Liberia, Panama, Isle of Man, Bermuda, Bahamas or Singapore.

“Proportionate Share” means, at any time, the proportion which a Lender’s Commitment (whether or not advanced) then bears to the aggregate Commitments of all the Lenders (whether or not advanced) being on the Execution Date the percentage indicated against the name of that Lender in Schedule 1.

“Protected Party” means a Finance Party which is or will be subject to any liability or required to make any payment for or on account of Tax in relation to a sum required or receivable (or any sum deemed for the purpose of Tax to be received or receivable) under a Finance Document.

“Quotation Day” means, in relation to any period for which an interest rate is to be determined two (2) Business Days (in New York) before the first day of that period, unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request by the Reference Banks as the rate at which each of the relevant Reference Banks would borrow funds in the London interbank market in the relevant currency and for the relevant period, were it to do so by asking for and then accepting interbank offers for deposits in reasonable market size in that currency and for that period.

“Reference Banks” means, in relation to LIBOR, ING Bank N.V., London Branch or such other banks as may be appointed by the Agent in consultation with the Borrowers.

“Related Fund” in relation to a fund (the “first fund”), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

“Relevant Documents” means the Finance Documents, the Management Agreements (if any), the Managers’ Confirmations (if any) specified in Part I of Schedule 2 and any time charterparty or other contract of employment in relation to the Vessels which will be in force on the Drawdown Date and which (inclusive of any extension options) is capable of exceeding twelve (12) months.

“Relevant Interbank Market” means the London interbank market.

“Relevant Loan Amount” in relation to each Vessel, means the amount which is obtained by multiplying the Maximum Amount at the time of making the calculation by the Relevant Percentage for such Vessel.

“Relevant Percentage” in relation to each Vessel, means the percentage indicated against the name of that Vessel in the table contained in the definition of “Vessels” divided by the aggregate percentage shown against all Vessels subject to a Mortgage at the relevant date.

“Repayment Date” means the date for payment of any Repayment Instalment and the Balloon Amount in accordance with Clause 5.1

“Repayment Instalment” means any instalment of the Loan to be repaid by the Borrowers under Clause 5.1 including, for the avoidance of doubt, the Balloon Amount.

“Representative” means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

“Requisition Compensation” means all compensation or other money which may from time to time be payable to a Borrower as a result of a Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire).

“Restricted Party” means a person that (i) is listed on any Sanctions List, (ii) is located in or incorporated under the laws of a country or territory that is the target of country-wide or territory-wide Sanctions, (iii) is directly or indirectly owned or controlled by, or acting on behalf of, a person referred to in (i) and/or (ii) above or (iv) with whom a subject of a Sanctions Authority would be prohibited or restricted by law from engaging in trade, business or other activities.

“Sanctioned Country” means a country or territory that is, or whose government is, the subject of Sanctions including, without limitation, Cuba, Iran, Myanmar, North Korea, Sudan or Syria.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by (i) the Norwegian Government, (ii) the United States Government, (iii) the United Nations, (iv) the European Union and the (v) the United Kingdom, and with regard to (i) - (v) above, the respective governmental institutions and agencies of any of the foregoing, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (“OFAC”), the United States Department of State and Her Majesty’s Treasury (“HMT”); (together the “Sanctions Authorities”).

“Sanctions List” means the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC, the “Consolidated List of Financial Sanctions Targets” maintained by HMT or any similar list maintained by, or public announcement of Sanctions designation made by, any of the Sanctions Authorities, including, but not limited to, the Norwegian Government, the European Union or the United Nations.

“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or the service ceases to be available, the Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers.

“Security Documents” means the Guarantee, the Mortgages, the Deeds of Covenants, the Assignments, the Share Pledges, the Managers’ Confirmations or (where the context permits) any one or more of them and any other agreement or document which may at any time be executed by any person as security for the payment of all or any part of the Indebtedness and “Security Document” means any one of them.

“Security Parties” means the Borrowers, the Guarantor, the Pledgor and any other person who may at any time during the Facility Period be liable for, or provide security for, all or any part of the Indebtedness (but, for the avoidance of doubt, not any Approved Manager), and “Security Party” means any one of them.

“Share Pledges” means the pledge or pledges of the issued share capital or membership interests (as the case may be) of the Borrowers referred to in Clause 10.1.4 and “Share Pledge” means any one of them.

“SMC” means a valid safety management certificate issued for a Vessel by or on behalf of the Administration under paragraph 13.7 of the ISM Code.

“Subsidiary” means a subsidiary undertaking, as defined in section 1159 Companies Act 2006 or any analogous definition under any other relevant system of law.

“Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and “Taxation” shall be interpreted accordingly.

“Technical Manager” means (i) Teekay, (ii) the Guarantor, (iii) any other member of either the Teekay Group or the Guarantor Group or (iii) any other technical manager approved by the Majority Lenders.

“Teekay” means Teekay Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands whose registered office is at The Trust Company Complex, Ajeltake Road, Ajeltake Island, P.O. Box 1405, Majuro, The Marshall Islands MH96960.

“Teekay Group” means Teekay and each of its Subsidiaries from time to time.

“Total Commitments” means the aggregate of the Commitments.

“Total Loss” means:

(a)	an actual, constructive, arranged, agreed or compromised total loss of a Vessel; or

(b)	the requisition for title or compulsory acquisition of a Vessel by any government or other competent authority (other than by way of requisition for hire); or

(c)

the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture of a Vessel (not falling within (b)), unless that Vessel is released and returned to the possession of the relevant Borrower within 90 days after the capture, seizure, arrest, detention, hijacking, theft, condemnation as prize, confiscation or forfeiture in question.

“Transfer Certificate” means a certificate substantially in the form set out in Schedule 4 or any other form agreed between the Agent and the Borrowers.

“Transfer Date” means, in relation to any Transfer Certificate, the date for the making of the Transfer specified in the schedule to such Transfer Certificate.

“Trust Property” means:

(a)	all benefits derived by the Agent from Clause 10; and

(b)	all benefits arising under (including, without limitation, all proceeds of the enforcement of) each of the Security Documents,

with the exception of any benefits arising solely for the benefit of the Agent.

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a), or imposed elsewhere.

“Vessels” means the following vessels, and everything now or in the future belonging to them on board and ashore, registered under the respective flags set out below in the ownership of the relevant Borrower and “Vessel” means any one of them:

Vessel	Borrower	Vessel Name	Vessel Type	Flag	Relevant Percentage
Vessel 1	African Spirit L.L.C.	“AFRICAN SPIRIT”	Suezmax	Bahamas	32%
Vessel 2	European Spirit L.L.C.	“EUROPEAN SPIRIT”	Suezmax	Bahamas	32%
Vessel 3	Asian Spirit L.L.C.	“ASIAN SPIRIT”	Suezmax	Bahamas	36%

1.2	In this Agreement:

1.2.1	words denoting the plural number include the singular and vice versa;

1.2.2	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

1.2.3	references to Recitals, Clauses and Schedules are references to recitals, clauses and schedules to or of this Agreement;

1.2.4	references to this Agreement include the Recitals and the Schedules;

1.2.5	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Agreement;

1.2.6

references to any document (including, without limitation, to all or any of the Relevant Documents) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;

1.2.7	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;

1.2.8	references to any Finance Party include its successors, transferees and assignees;

1.2.9	a time of day (unless otherwise specified) is a reference to New York time;

1.2.10

a “person” includes any individual firm, company, corporation, government, state or agency of a state or any association, trust, joint venture, consortium, partnership or other entity (whether or not having separate legal personality); and

1.2.11

a “regulation” includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or of any regulatory, self-regulatory or other authority or organisation.

1.3	Offer letter

This Agreement supersedes the terms and conditions contained in any correspondence relating to the subject matter of this Agreement exchanged between any Finance Party and the Borrowers or their respective representatives prior to the date of this Agreement.

1.4	Joint and several liability

1.4.1

All obligations, covenants, representations, warranties and undertakings in or pursuant to the Security Documents assumed, given, made or entered into by the Borrowers shall, unless otherwise expressly provided, be assumed, given, made or entered into by the Borrowers jointly and severally.

1.4.2

Each of the Borrowers agrees that any rights which it may have at any time during the Facility Period by reason of the performance of its obligations under the Security Documents to be indemnified by the other Borrowers and/or to take the benefit of any security taken by the Lenders or by the Agent pursuant to the Security Documents shall be exercised in such manner and on such terms as the Agent may require. Each of the Borrowers agrees to hold any sums received by it as a result of its having exercised any such right for and on behalf of the Agent (as agent for the Lenders) and forthwith to pay such sums to the Agent upon receipt.

1.4.3

Each of the Borrowers agrees that it will not at any time during the Facility Period claim any set-off or counterclaim against the other Borrowers in respect of any liability owed to it by those other Borrowers under or in connection with the Security Documents, nor prove in competition with the Finance Parties in any liquidation of (or analogous proceeding in respect of) the other Borrowers in respect of any payment made under the Security Documents or in respect of any sum which includes the proceeds of realisation of any security held by the Lenders or the Agent for the repayment of the Indebtedness.

2	The Loan and its Purposes

2.1	Amount Subject to the terms of this Agreement, each of the Lenders agrees to make available to the Borrowers its Commitment in the Loan in an aggregate amount not exceeding the Maximum Amount.

2.2	Finance Parties’ rights and obligations

2.2.1

The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other party to the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

2.2.2

The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from a Security Party shall be a separate and independent debt.

2.2.3	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

2.3	Purposes The Borrowers shall apply the Loan for the purposes referred to in the Recital.

2.4	Monitoring No Finance Party is bound to monitor or verify the application of any amount borrowed under this Agreement.

3	Conditions of Utilisation

3.1

Conditions precedent to service of Drawdown Notice Before any Lender shall have any obligation to accept any Drawdown Notice under the Loan Agreement the Borrowers shall deliver or cause to be delivered to or to the order of the Agent all of the documents and other evidence listed in Part I of Schedule 2.

3.2	Further conditions precedent to service of Drawdown Notice The Lenders will only be obliged to accept any Drawdown Notice if on the date of the Drawdown Notice:

3.2.1	no Default is continuing or would result from the advance of the Loan; and

3.2.2	the representations made by the Borrowers under Clause 11 (other than those at Clauses 11.2, 11.6 and 11.19) are true in all material respects.

3.3	Conditions precedent to Drawdown Date The Borrowers are not entitled to have the Loan advanced unless the Agent has received all of the documents and other evidence listed in Part II of Schedule 2.

3.4	Further conditions precedent to Drawdown Date The Lenders will only be obliged to advance the Loan if on the proposed Drawdown Date:

3.4.1	no Default is continuing or would result from the advance of the Loan; and

3.4.2	the representations made by the Borrowers under Clause 11 (other than those at Clauses 11.2 11.6 and 11.19) are true in all material respects.

3.5	Termination Date No Lender shall be under any obligation to advance all or any part of its Commitment after the Final Availability Date.

3.6

Conditions subsequent to Drawdown Date The Borrowers undertake to deliver or to cause to be delivered to the Agent on, or as soon as practicable after, (or within any time period specified in Part III of Schedule 2) the Drawdown Date the additional documents and other evidence listed in Part III of Schedule 2.

3.7

No Waiver If the Lenders in their sole discretion agree to advance the Loan to the Borrowers before all of the documents and evidence required by Clause 3.3 have been delivered to or to the order of the Agent, the Borrowers undertake to deliver all outstanding documents and evidence to or to the order of the Agent no later than thirty (30) days after the Drawdown Date or such other date specified by the Agent (acting on the instructions of the Lenders).

The advance of all or any part of the Loan under this Clause 3.7 shall not be taken as a waiver of the Lenders’ right to require production of all the documents and evidence required by Clause 3.3.

3.8	Form and content All documents and evidence delivered to the Agent under this Clause 3 shall:

3.8.1	be in form and substance reasonably acceptable to the Agent; and

3.8.2	if reasonably required by the Agent, be certified, notarised, legalised or attested in a manner acceptable to the Agent.

4	Advance

4.1

Drawdown Request The Borrowers may request the Loan to be advanced in one amount on any Business Day prior to the Final Availability Date, by delivering to the Agent a duly completed Drawdown Notice not more than ten (10) Business Days and not later than 12:00 noon (London time) three (3) Business Days before the proposed Drawdown Date.

4.2

Lenders’ participation Subject to Clause 2 and Clause 3, the Agent shall promptly notify each Lender of the receipt of a Drawdown Notice, following which each Lender shall advance its Proportionate Share of the Loan to the Borrowers through the Agent not later than 11:00am (New York time) on the Drawdown Date.

5	Repayment

5.1

Repayment of Loan The Borrowers agree to repay the Loan to the Agent for the account of the Lenders by (i) an instalment in the sum of four million five hundred and eighty five thousand Dollars ($4,585,000), such instalment falling due on the date which is six calendar months after the Drawdown Date and (ii) the Balloon Amount, together with any other amounts then outstanding, payable on the Maturity Date.

5.2

Reduction of Repayment Instalments If the aggregate amount advanced to the Borrowers is less than the Maximum Amount, the amount of each Repayment Instalment, including the Balloon Amount, shall be reduced pro rata to the amount actually advanced.

5.3	Reborrowing The Borrowers may not reborrow any part of the Loan which is repaid or prepaid.

6	Prepayment

6.1	Illegality If it becomes unlawful for a Lender to perform its obligations as contemplated by this Agreement or fund or maintain its Commitment or fund or maintain its participation in the Loan:

6.1.1	that Lender shall promptly notify the Agent of that event;

6.1.2	upon the Agent notifying the Borrowers, the Commitment of that Lender (to the extent not already advanced) will be immediately cancelled; and

6.1.3

the Borrowers shall repay that Lender’s Proportionate Share of the Loan on the last day of its current Interest Period or, if earlier, the date specified by that Lender in the notice delivered to the Agent and notified by the Agent to the Borrowers (being no earlier than the last day of any applicable grace period permitted by law) and the Maximum Amount shall be reduced by the amount of that Lender’s Commitment. Prior to the date on which repayment is required to be made under this Clause 6.1.3 the affected Lender shall negotiate in good faith with the Borrowers to find an alternative method or lending base in order to maintain the Loan.

6.2	Voluntary Cancellation

6.2.1

The Borrowers may voluntarily cancel (i) the whole or any part of the Loan in an amount of not less than one million Dollars ($1,000,000) (or as otherwise may be agreed by the Agent), provided that it has first given to the Agent not fewer than three (3) Business Days’ prior written notice expiring on a Business Day (the “Cancellation Date”) of its desire to cancel the whole or any part of the Loan; such notice once received by the Agent shall be irrevocable and shall oblige the Borrowers to make payment of all interest accrued on the amount so cancelled up to and including the Cancellation Date together with any Break Costs in respect of such cancelled amount if the Cancellation Date is not the final day of an Interest Period, without premium or penalty. Any such cancellation in the Loan shall not be reversed. If, as a result of any such cancellation, the Loan outstanding would exceed the Maximum Amount, the Borrowers shall, on the Cancellation Date, prepay such amount of the Loan as will ensure that the Loan outstanding is not greater than the Maximum Amount.

6.2.2

Simultaneously with each reduction of the Loan in accordance with Clause 6.2.1, the Commitment of each Lender will reduce so that the Commitments of the Lenders in respect of the reduced Loan remain in accordance with their respective Proportionate Shares.

6.3

Voluntary Prepayment of Loan The Borrowers may prepay the whole or any part of the Loan (but, if in part, such prepayment shall be in an amount that reduces the Loan by a minimum amount of one million Dollars ($1,000,000) provided that it gives the Agent not less than three (3) Business Days’ prior notice.

6.4

Sale of Vessel In the event of a sale or disposal of a Vessel, the Borrowers shall, on the date of the sale or disposal, make a prepayment of the Loan in an amount equivalent to the Relevant Loan Amount applicable to that Vessel. Any such prepayment shall be applied in prepayment of, first, the Balloon Amount and, second, the earlier Repayment Instalment (if relevant) in inverse order of maturity.

6.5

Total Loss In the event that a Vessel becomes a Total Loss, the Borrowers shall, on the earlier to occur of (x) the date on which the proceeds of such Total Loss are realised and (y) the one hundred and eightieth day after the date of such Total Loss occurring, make a prepayment of the Loan in an amount equivalent to the Relevant Loan Amount applicable to that Vessel provided always that if such date is not the final day of an Interest Period, the Borrowers may instead place the relevant sum in an account with the Agent, charged to the Agent in a manner reasonably acceptable to the Lenders, with an irrevocable instruction to the Agent to apply such sum in prepayment of the Loan on the final day of such Interest Period. Any such prepayment shall be applied in prepayment of, first, the Balloon Amount and, second, the earlier Repayment Instalment (if relevant) in inverse order of maturity.

6.6

Change of Control In the event that a Change of Control occurs with respect to any Security Party, the Borrowers shall within thirty (30) days of such Change of Control (i) in the case of a Change of Control with respect to the Guarantor prepay the Loan in full or (ii) in the case of a Change of Control with respect to a Borrower, make a prepayment of the Loan in an amount equivalent to the Relevant Loan Amount applicable to the Vessel owned by that Borrower with any such prepayment to be applied in prepayment of, first, the Balloon Amount and, second, the earlier Repayment Instalment (if relevant) in inverse order of maturity.

6.7

Restrictions Any notice of prepayment or cancellation given under this Clause 6 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant prepayment or cancellation is to be made and the amount of that prepayment or cancellation.

Any prepayment under this Agreement shall be made together with all interest accrued on the amount so prepaid up to and including the date of prepayment together with any Break Costs in respect of such prepaid amount if the date of such prepayment is not the final day of an Interest Period.

If the Agent receives a notice under this Clause 6 it shall promptly forward a copy of that notice to the Borrowers or the Lenders, as appropriate.

7	Interest

7.1

Interest Periods The period during which the Loan shall be outstanding under this Agreement shall be divided into consecutive Interest Periods of one, three or six months’ duration, as selected by the Borrowers by written notice to the Agent not later than 11:00 am on the third Business Day before the beginning of the Interest Period in question, or any other period which will coincide with the end of any other Interest Period then current, or such other duration as may be agreed by the Agent (acting on the instructions of all the Lenders).

7.2

Beginning and end of Interest Periods The first Interest Period in respect of the Loan shall begin on the Drawdown Date and shall end on the last day of the Interest Period selected in accordance with Clause 7.1. Any subsequent Interest Period selected in respect of the Loan shall commence on the day following the last day of its previous Interest Period and shall end on the last day of its current Interest Period selected in accordance with Clause 7.1.

7.3

Interest Periods to meet Repayment Dates If an Interest Period would otherwise expire after the next Repayment Date, there shall be a separate Interest Period for a part of the Loan equal to the Repayment Instalment due on that next Repayment Date and that separate Interest Period shall expire on the next Repayment Date.

7.4

Non-Business Days If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

7.5	Interest rate During each Interest Period interest shall accrue on the Loan at the rate determined by the Agent to be the aggregate of (a) the Margin and (b) LIBOR.

7.6

Failure to select Interest Period If the Borrowers at any time fail to select or agree an Interest Period in accordance with Clause 7.1, the interest rate applicable shall be based on an Interest Period of three (3) months.

7.7

Accrual and payment of interest Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed (or, in any circumstance where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Borrowers to the Agent for the account of the Lenders on the last day of each Interest Period and, if the Interest Period is longer than three (3) months, on the dates falling at three monthly intervals after the first day of that Interest Period.

7.8

Default interest If the Borrowers fail to pay any amount payable by them under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date, subject to any applicable grace period, up to the date of actual payment (both before and after judgment) at a rate which is one point five (1.5) percentage points higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted the Loan for successive Interest Periods, each selected by the Agent (acting reasonably). Any interest accruing under this Clause 7.8 shall be immediately payable by the Borrowers on demand by the Agent. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

7.9

Absence of quotations Subject to Clause 7.10, if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by 11.00 am on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

7.10

Market disruption If a Market Disruption Event occurs for any Interest Period, then the rate of interest on each Lender’s share of the Loan for that Interest Period shall be the percentage rate per annum which is the sum of:

7.10.1	the Margin; and

7.10.2

the rate notified to the Agent by that Lender as soon as practicable, and in any event by close of business on the date falling ten (10) Business Days after the Quotation Day (or, if earlier, on the date falling ten (10) Business Days prior to the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in the Loan from whatever source it may reasonably select.

In this Agreement “Market Disruption Event” means:

(a)

at or about noon on the Quotation Day for the relevant Interest Period LIBOR is to be determined by reference to the Reference Banks and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(b)

before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in the Loan are equal to or greater than 50 per cent of the Loan) that the cost to it of funding its participation in the Loan from the London Interbank Market or, if cheaper, from whatever other source it may reasonably select, would be in excess of LIBOR.

7.11	Alternative basis of interest or funding

7.11.1

If a Market Disruption Event occurs and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing a substitute basis for determining the rate of interest.

7.11.2	Any alternative basis agreed pursuant to Clause 7.11.1 shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

7.11.3

If an alternative basis is not agreed pursuant to Clause 7.11.1, the relevant Lender shall cease to be obliged to advance its Proportionate Share of the Loan, but, if it has already been advanced, the Borrowers will immediately prepay that Proportionate Share of the Loan, together with Break Costs, and the Maximum Amount of the Loan shall be reduced by the amount of that Lender’s Proportionate Share of the Loan.

7.12

Determinations conclusive The Agent shall promptly notify the Borrowers of the determination of a rate of interest under this Clause 7 and each such determination shall (save in the case of manifest error) be final and conclusive.

8	Indemnities

8.1

Transaction expenses The Borrowers will, within fourteen (14) days of the Agent’s written demand, pay the Agent (for the account of the Finance Parties) the amount of all reasonable out of pocket costs and expenses (including legal fees and VAT or any similar or replacement tax if applicable) reasonably incurred by the Finance Parties or any of them in connection with:

8.1.1

the negotiation, preparation, printing, execution and registration of the Finance Documents (whether or not any Finance Document is actually executed or registered and whether or not the Loan is advanced);

8.1.2	any amendment, addendum or supplement to any Finance Document (whether or not completed); and

8.1.3

any other document which may at any time be required by a Finance Party to give effect to any Finance Document or which a Finance Party is entitled to call for or obtain under any Finance Document (including, for the avoidance of doubt, a report on the Insurances by an insurance advisor appointed by the Agent).

8.2

Funding costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party if, for any reason due to a default or other action by the Borrowers, the Loan is not advanced to the Borrowers after the relevant Drawdown Notice has been given to the Agent, or is advanced on a date other than that requested in the Drawdown Notice.

8.3

Break Costs The Borrowers shall indemnify each Finance Party, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all documented costs, losses, premiums or penalties incurred by that Finance Party as a result of its receiving any prepayment of all or any part of the Loan (whether pursuant to Clause 6 or otherwise) on a day other than the last day of an Interest Period for the Loan, or any other payment under or in relation to the Finance Documents on a day other than the due date for payment of the sum in question, including (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain all or any part of the Loan, and any liabilities, expenses or losses incurred by that Finance Party in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by that Finance Party with any member of the Guarantor Group to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

8.4

Currency indemnity In the event of a Finance Party receiving or recovering any amount payable under a Finance Document in a currency other than the Currency of Account, and if the amount received or recovered is insufficient when converted into the Currency of Account at the date of receipt to satisfy in full the amount due, the Borrowers shall, on the Agent’s written demand, pay to the Agent for the account of the relevant Finance Party such further amount in the Currency of Account as is sufficient to satisfy in full the amount due and that further amount shall be due to the Agent on behalf of the relevant Finance Party as a separate debt under this Agreement.

8.5	Other Indemnities

8.5.1

The Borrowers shall (or shall procure that a Security Party will), within three (3) Business Days of demand, indemnify each Finance Party against any cost, loss or liability reasonably incurred by it as a result of:

(a)	a failure by a Security Party to pay any amount due under a Finance Document on its due date, including without limitation, any cost, loss or liability arising as a result of Clause 15.22;

(b)	the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

8.6	General indemnity

8.6.1

The Borrowers hereby agree at all times to pay promptly or, as the case may be, indemnify and hold the Finance Parties and their respective officers, directors, representatives, agents and employees (together the “Indemnified Parties”) harmless on a full indemnity basis from and against each and every loss suffered or incurred by or imposed on any Indemnified Party related to or arising out of:

(a)	the use of proceeds of the Loan;

(b)

the execution and delivery of any commitment letter, engagement letter, fee letter, the Finance Documents or any other document connected therewith or the performance of the respective obligations thereunder, including without limitation environmental liabilities; or

(c)

any claim, action, suit, investigation or proceeding relating to the foregoing or the Security Parties, whether or not any Indemnified Party is a party thereto or target thereof, or the Indemnified Parties’ roles in connection therewith, and will reimburse the Indemnified Parties, on demand, for all reasonable expenses (including reasonable counsel fees and expenses) as they are incurred by the Indemnified Parties in connection with investigating, preparing for or defending any such claim, action, suit or proceeding (including any security holder actions or proceeding, inquiry or investigation), whether or not in connection with pending or threatened litigation in which the Security Parties are a party.

8.6.2

The Borrowers will not, however, be responsible for any claims, liabilities, losses, damages or expenses of an Indemnified Party that are finally judicially determined by a court of competent jurisdiction to have resulted principally from the wilful misconduct or gross negligence of such Indemnified Party.

8.6.3

The foregoing shall be in addition to any rights that the Indemnified Parties may have at common law or otherwise and shall extend upon the same terms to and inure to the benefit of any affiliate, director, officer, employee, agent or controlling person of an Indemnified Party.

8.7	Increased costs

8.7.1	Subject to Clause 8.9, the Borrowers shall, within three (3) Business Days of a demand by the Agent, pay to the Agent for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement or (iii) the implementation or application of or compliance with Basel III (as defined in Clause 8.9), CRD IV or CRR or any law or regulation that implements or applies Basel III, CRD IV or CRR or (iv) any change in the risk weight allocation by that Finance Party to the Borrowers after the date of this Agreement.

8.7.2	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from the Loan or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

8.8	Increased cost claims

8.8.1	A Finance Party intending to make a claim pursuant to Clause 8.7 shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

8.8.2	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs.

8.9	Exceptions to increased costs Clause 8.7 does not apply to the extent any Increased Costs is:

8.9.1	compensated for by a payment made under Clause 8.12; or

8.9.2	compensated for by a payment made under Clause 17.3; or

8.9.3	attributable to a FATCA Deduction required to be made by a Party; or

8.9.4	attributable to the wilful breach by the relevant Finance Party (or an Affiliate of that Finance Party) of any law or regulation; or

8.9.5

attributable to the implementation or application of, or compliance with, the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (but excluding any amendment arising out of Basel III) (“Basel II”) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a government, regulator, Finance Party or of its Affiliates).

In this Clause 8.9,

“Basel III” means (a) the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated, (b) the rules for global systemically important banks contained in “Global systemically important banks : assessment methodology and the additional loss absorbency requirement – Rules text” published by the Basel Committee on Banking Suspension in November 2011 and (c) any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”; and

8.10

Events of Default The Borrowers shall indemnify each Finance Party from time to time, by payment to the Agent (for the account of that Finance Party) on the Agent’s written demand, against all losses and costs incurred or sustained by that Finance Party as a consequence of any Event of Default.

8.11

Enforcement costs The Borrowers shall pay to the Agent (for the account of each Finance Party) on the Agent’s written demand the amount of all costs and expenses (including legal fees) incurred by a Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document including (without limitation) any losses, costs and expenses which that Finance Party may from time to time sustain, incur or become liable for by reason of that Finance Party being a lender to the Borrowers. No such indemnity will be given where any such loss or cost has occurred due to gross negligence or wilful misconduct on the part of that Finance Party; however, this shall not affect the right of any other Finance Party to receive such indemnity.

8.12	Taxes

8.12.1

The Borrowers shall (within three (3) Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

8.12.2	Clause 8.12.1 above shall not apply:

(a)	with respect to any Tax assessed on a Finance Party:

(i)

under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(ii)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party;

(b)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 17.3; or

(c)	to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

8.12.3

A Protected Party making, or intending to make a claim under paragraph 8.12.1 above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers.

8.12.4	A Protected Party shall, on receiving a payment from a Security Party under this Clause 8.12, notify the Agent.

8.13	VAT

8.13.1

All amounts expressed to be payable under a Finance Document by any Party or any Security Party to a Finance Party which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to Clause 8.13.2, if VAT is or becomes chargeable on any supply made by any Finance Party to any Party or any Security Party under a Finance Document and such Finance Party is required to account to the relevant tax authority for the VAT, that Party or Security Party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to the Borrowers).

8.13.2

If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party other than the Recipient (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(a)

(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this Clause 8.13.2(a) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(b)

(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

8.13.3

Where a Finance Document requires any Party to reimburse or indemnify a Finance Party for any cost or expense, that Party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.

8.13.4

Any reference in this Clause 8.13 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

8.13.5

In relation to any supply made by a Finance Party to any Party under a Finance Document, if reasonably requested by such Finance Party, that Party must promptly provide such Finance Party with details of that Party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

8.14	FATCA Information

8.14.1	Subject to clause 8.14.3 below, each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(a)	confirm to that other Party whether it is:

(i)	a FATCA Exempt Party; or

(ii)	not a FATCA Exempt Party; and

(b)

supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA.

8.14.2

If a Party confirms to another Party pursuant to clause 8.14.1(a) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

8.14.3	Clause 8.14.1 above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(a)	any law or regulation;

(b)	any fiduciary duty; or

(c)	any duty of confidentiality.

8.14.4

If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with clause 8.14.1 above (including, for the avoidance of doubt, where clause 8.14.3 above applies), then:

(a)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(b)

if that Party failed to confirm its applicable “passthru payment percentage” then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable “passthru payment percentage” is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

8.15	FATCA Deduction

8.15.1

Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

8.15.2

Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers, the Agent and the other Finance Parties.

9	Fees

The Borrowers shall pay to the Agent and the Lenders the fees in the amounts and at the times agreed in any Fee Letter.

10	Security and Application of Moneys

10.1

Security Documents As security for the payment of the Indebtedness, the Borrowers shall execute and deliver to the Agent or cause to be executed and delivered to the Agent at the relevant time, the following documents in such forms and containing such terms and conditions as the Agent shall require:

10.1.1

a first priority statutory or preferred mortgage (as the case may be) over each Vessel together with a collateral deed of covenants (if applicable), and if such mortgage shows the amount secured, such amount shall be no less than 110% of the Indebtedness (if allowed by applicable law);

10.1.2	a first priority deed of assignment of the Insurances, Earnings and Requisition Compensation of each Vessel;

10.1.3	a guarantee and indemnity from the Guarantor;

10.1.4	a first priority pledge of all the membership interests or shares (as the case may be) in each Borrower granted by the Pledgor; and

10.1.5	at any time when the Approved Managers are not Teekay, the Guarantor or any other member of either the Teekay Group or the Guarantor Group, a Managers’ Confirmation.

10.2

General application of moneys Whilst an Event of Default is continuing unremedied or unwaived the Borrowers irrevocably authorise the Agent to apply (and the Agent agrees to apply) all sums which it may receive under or in connection with any Security Document, in or towards satisfaction, or by way of retention on account, of the Indebtedness, as follows:

10.2.1	first in payment of all outstanding amounts payable to the Agent;

10.2.2	secondly in or towards payment of all outstanding interest hereunder;

10.2.3	thirdly in or towards payment of all outstanding principal hereunder;

10.2.4	fourthly in or towards payment of all other Indebtedness hereunder;

10.2.5	fifthly the balance, if any, shall be remitted to the Borrowers or whoever may be entitled thereto.

11	Representations and Warranties

The Borrowers represent and warrant to each of the Finance Parties at the Execution Date and (by reference to the facts and circumstances then pertaining) at the date of the Drawdown Notice, at the Drawdown Date and at each Interest Payment Date as follows (except that the representation and warranty contained at Clause 11.7 shall only be made on the Execution Date and the Drawdown Date and the representations and warranties at Clause 11.2, Clause 11.6 and Clause 11.19 shall only be made on the Execution Date):

11.1

Status and Due Authorisation Each of the Security Parties is a limited liability company or limited partnership duly incorporated or formed under the laws of its jurisdiction of incorporation or formation (as the case may be) with power to enter into the Finance Documents and to exercise its rights and perform its obligations under the Finance Documents and all corporate and other action required to authorise its execution of the Finance Documents and its performance of its obligations thereunder has been duly taken.

11.2

No Deductions or Withholding Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, none of the Security Parties will be required to make any deduction or withholding from any payment it may make under any of the Finance Documents.

11.3

Claims Pari Passu Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, the Indebtedness will, to the extent that it exceeds the realised value of any security granted in respect of the Indebtedness, rank at least pari passu with all the Security Parties’ other unsecured indebtedness save that which is preferred solely by any bankruptcy, insolvency or other similar laws of general application.

11.4

No Immunity In any proceedings taken in any of the Security Parties’ respective jurisdictions of incorporation or formation in relation to any of the Finance Documents, none of the Security Parties will be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

11.5

Governing Law and Judgments In any proceedings taken in any of the Security Parties’ jurisdiction of incorporation or formation in relation to any of the Finance Documents in which there is an express choice of the law of a particular country as the governing law thereof, that choice of law and any judgment or (if applicable) arbitral award obtained in that country will be recognised and enforced.

11.6

Validity and Admissibility in Evidence As at the date hereof, all acts, conditions and things required to be done, fulfilled and performed in order (a) to enable each of the Security Parties lawfully to enter into, exercise its rights under and perform and comply with the obligations expressed to be assumed by it in the Finance Documents, (b) to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding and (c) to make the Finance Documents admissible in evidence in the jurisdictions of incorporation or formation of each of the Security Parties, have been done, fulfilled and performed.

11.7

No Filing or Stamp Taxes Under the laws of the Security Parties’ respective jurisdictions of incorporation or formation in force at the date hereof, it is not necessary that any of the Finance Documents be filed, recorded or enrolled with any court or other authority in its jurisdiction of incorporation or formation (other than the Registrar of Companies for England and Wales or the relevant maritime registry, to the extent applicable) or that any stamp, registration or similar tax be paid on or in relation to any of the Finance Documents.

11.8

Binding Obligations The obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal and valid obligations, binding on each of them in accordance with the terms of the Finance Documents and no limit on any of their powers will be exceeded as a result of the borrowings, granting of security or giving of guarantees contemplated by the Finance Documents or the performance by any of them of any of their obligations thereunder.

11.9

No misleading information To the best of its knowledge, any factual information provided by any Security Party to any Finance Party in connection with the Loan was true and accurate in all material respects as at the date it was provided and is not misleading in any respect.

11.10

No Winding-up None of the Security Parties has taken any corporate or limited liability company action nor have any other steps been taken or legal proceedings been started or (to the best of the Borrowers’ knowledge and belief) threatened against any Security Party for its winding-up, dissolution, administration or reorganisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer of it or of any or all of its assets or revenues which might have a Material Adverse Effect.

11.11	Solvency

11.11.1

None of the Security Parties nor the Guarantor Group taken as a whole is unable, or admits or has admitted its inability, to pay its debts or has suspended making payments in respect of any of its debts.

11.11.2

None of the Security Parties by reason of actual or anticipated financial difficulties, has commenced, or intends to commence, negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

11.11.3

The value of the assets of each Security Party and the Guarantor Group taken as a whole is not less than the liabilities of such entity or the Guarantor Group taken as a whole (as the case may be) (taking into account contingent and prospective liabilities).

11.11.4	No moratorium has been, or may, in the reasonably foreseeable future be, declared in respect of any indebtedness of any Security Party or of the Guarantor Group taken as a whole.

11.12	No Material Defaults

11.12.1

Without prejudice to Clause 11.12.2, none of the Security Parties are in breach of or in default under any agreement to which it is a party or which is binding on it or any of its assets to an extent or in a manner which might have a Material Adverse Effect.

11.12.2	No Event of Default is continuing or might reasonably be expected to result from the advance of the Loan or any part thereof.

11.13

No Material Proceedings No action or administrative proceeding of or before any court, arbitral body or agency which is not covered by adequate insurance or which might have a Material Adverse Effect has been started or is reasonably likely to be started.

11.14

No Obligation to Create Security The execution of the Finance Documents by the Security Parties and their exercise of their rights and performance of their obligations thereunder will not result in the existence of nor oblige any Security Party to create any Encumbrance over all or any of their present or future revenues or assets, other than pursuant to the Security Documents.

11.15

No Breach The execution of the Finance Documents by each of the Security Parties and their exercise of their rights and performance of their obligations under any of the Finance Documents do not constitute and will not result in any breach of any agreement or treaty to which any of them is a party.

11.16

Security Each of the Security Parties is the legal and beneficial owner of all assets and other property which it purports to charge, mortgage, pledge, assign or otherwise secure pursuant to each Security Document and those Security Documents to which it is a party create and give rise to valid and effective security having the ranking expressed in those Security Documents.

11.17

Necessary Authorisations The Necessary Authorisations required by each Security Party are in full force and effect, and each Security Party is in compliance with the material provisions of each such Necessary Authorisation relating to it and, to the best of its knowledge, none of the Necessary Authorisations relating to it are the subject of any pending or threatened proceedings or revocation.

11.18

Money Laundering Any amount borrowed hereunder, and the performance of the obligations of the Security Parties under the Finance Documents, will be for the account of members of the Guarantor Group and will not involve any breach by any of them of any law or regulatory measure relating to “money laundering” as defined in Article 1 of the Directive (2005/60/EEC) of the Council of the European Communities.

11.19

Disclosure of material facts The Borrowers are not aware of any material facts or circumstances which have not been disclosed to the Agent and which might, if disclosed, have reasonably been expected to adversely affect the decision of a person considering whether or not to make loan facilities of the nature contemplated by this Agreement available to the Borrowers.

11.20	No breach of laws

11.20.1	None of the Security Parties has breached any law or regulation which breach has or is reasonably likely to have a Material Adverse Effect.

11.20.2

No labour disputes are current or (to the best of the Borrowers’ knowledge and belief) threatened against any member of the Guarantor Group which have or are reasonably likely to have a Material Adverse Effect.

11.21	Environmental laws

11.21.1

Each member of the Guarantor Group is in compliance with Clause 12.1.6 and (to the best of its knowledge and belief) no circumstances have occurred which would prevent such compliance in a manner or to an extent which has or is reasonably likely to have a Material Adverse Effect.

11.21.2

No Environmental Claim has been commenced or (to the best of the Borrowers’ knowledge and belief) is threatened against any member of the Guarantor Group where that claim has or is reasonably likely, if determined against that member of the Guarantor Group, to have a Material Adverse Effect.

11.22	Use of Facility The Loan will be used for the purposes specified in the Recital.

11.23	Taxation

11.23.1

No Borrower is materially overdue in the filing of any Tax returns nor is it overdue in the payment of any amount in respect of Tax of $5,000,000 (or its equivalent in any other currency) or more, save in the case of Taxes which are being contested on bona fide grounds.

11.23.2

No claims or investigations are being made or conducted against any Borrower with respect to Taxes such that a liability of, or claim against, any such Borrower of $5,000,000 (or its equivalent in any other currency) or more is reasonably likely to arise.

11.24	Shares

The shares (or membership interests, as the case may be) of the Borrowers are fully paid and not subject to any option to purchase or similar rights. The constitutional documents of companies whose shares or membership interests (as the case may be) are subject to the Security Documents do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents. There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of any member of the Guarantor Group and the Borrowers (including any option or right of pre-emption or conversion).

11.25	Sanctions

No Security Party, nor any Affiliate of any Security Party, nor any of their respective directors, officers or employees:

11.25.1	is a Restricted Party; or

11.25.2	has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority; or

11.25.3	is located, organised or resident in a country or territory that is, or whose government is, the subject of Sanctions and/or a Sanctioned Country.

11.26	Representations Limited The representation and warranties of the Borrowers in this Clause 11 are subject to:

11.26.1	the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court;

11.26.2

the limitation of enforcement by laws relating to bankruptcy, insolvency, liquidation, reorganisation, court schemes, moratoria, administration and other laws generally affecting or limiting the rights of creditors;

11.26.3	the time barring of claims under any applicable limitation acts;

11.26.4	the possibility that a court may strike out provisions for a contract as being invalid for reasons of oppression, undue influence or similar; and

11.26.5	any other reservations or qualifications of law expressed in any legal opinions obtained by the Agent in connection with the Loan.

12	Undertakings and Covenants

The undertakings and covenants in this Clause 12 remain in force for the duration of the Facility Period.

12.1.1	Information: miscellaneous The Borrowers shall supply to the Agent:

(a)

promptly upon becoming aware of them, details of any material litigation, arbitration or administrative proceedings which are current, threatened or pending against any Security Party, and which, if adversely determined, are reasonably likely to have a Material Adverse Effect;

(b)

promptly, details of any capture, seizure, arrest, confiscation or detention of any Vessel which remains in existence ten (10) Business Days after the initial capture, seizure, arrest, confiscation or detention (as the case may be); and

(c)	promptly, such further information regarding the financial condition, business and operations of any Security Party as the Agent may reasonably request.

12.1.2

Maintenance of Legal Validity Each Borrower shall comply with the terms of and do all that is necessary to maintain in full force and effect all Authorisations required in or by the laws and regulations of its jurisdiction of formation and all other applicable jurisdictions, to enable it lawfully to enter into and perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence of the Finance Documents in its jurisdiction of formation and all other applicable jurisdictions.

12.1.3

Notification of Default The Borrowers shall promptly, upon becoming aware of the same, inform the Agent in writing of the occurrence of any Event of Default and, upon receipt of a written request to that effect from the Agent, confirm to the Agent that, save as previously notified to the Agent or as notified in such confirmation, no Event of Default has occurred.

12.1.4

Claims Pari Passu The Borrowers shall ensure that at all times the claims of the Finance Parties against them under the Finance Documents rank at least pari passu with the claims of all their other unsecured creditors save those whose claims are preferred by any bankruptcy, insolvency, liquidation, winding-up or other similar laws of general application.

12.1.5

Necessary Authorisations Without prejudice to any specific provision of the Finance Documents relating to an Authorisation, the Borrowers shall (i) obtain, comply with and do all that is necessary to maintain in full force and effect all Necessary Authorisations if a failure to do the same may cause a Material Adverse Effect; and (ii) promptly upon request, supply certified copies to the Agent of all Necessary Authorisations.

12.1.6	Compliance with Applicable Laws The Borrowers shall comply with all applicable laws, including Environmental Laws, to which they may be subject (except as regards Sanctions to which Clause 12.1.7 applies and anti-corruption laws to which Clause 12.1.8 applies) if a failure to do the same may have a Material Adverse Effect.

12.1.7	Sanctions

(a)	The Borrowers shall ensure that no part of the proceeds of the Loan or other transaction(s) contemplated by any Finance Document shall, directly or indirectly, be used or otherwise made available:

(i)	to fund any trade, business or other activity involving any Restricted Party or any country or territory that at the time of such funding, is a Sanctioned Country;

(ii)	for the direct or indirect benefit of any Restricted Party; or

(iii)

in any other manner that would reasonably be expected to result in (i) the occurrence of an Event of Default under Clause 13.1.23 or (ii) any Party (other than the Security Parties) or any Affiliate of such party or any other person being party to or which benefits from any Finance Document being in breach of any Sanction (if and to the extent applicable to any of them) or becoming a Restricted Party.

(b)	Each Security Party shall ensure that its assets, the assets subject to Security Documents or the Vessels shall not be used directly or indirectly:

(i)	by or for the direct or indirect benefit of any Restricted Party; or

(ii)

in any trade which is prohibited under applicable Sanctions or which could expose any Security Party, its assets, any asset subject to the Security Documents, the Vessels, any Finance Party or any other person being party to or which benefits from any Finance Document, any Approved Managers (except from any Approved Managers that are not Teekay, the Guarantor or another member of either the Teekay Group or the Guarantor Group) to enforcement proceedings or any other consequences whatsoever arising from Sanctions.

(c)

Each Security Party shall ensure that the Vessels shall not be trading to Iranian ports or carrying or storing/warehousing crude oil, petroleum products or petrochemical products or other products subject to Sanctions if they originate in Iran, or are being exported from Iran to any other country.

12.1.8

Anti-corruption laws The Borrowers shall conduct their business in compliance with applicable anti-corruption laws and maintain policies and procedures designed to prove and achieve compliance with such laws.

12.1.9	Environmental compliance

The Borrowers shall:

(a)	comply with all Environmental Laws;

(b)	obtain, maintain and ensure compliance with all requisite Environmental Approvals;

(c)	implement procedures to monitor compliance with and to prevent liability under any Environmental Law;

(d)

ensure that any Vessel controlled by any of them with the intention of being scrapped is recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner, where failure to do so has or is reasonably likely to have a Material Adverse Effect.

12.1.10	Environmental claims

The Borrowers shall promptly upon becoming aware of the same, inform the Agent in writing of:

(a)	any Environmental Claim against any member of the Guarantor Group which is current, pending or threatened; and

(b)	any facts or circumstances which are reasonably likely to result in any Environmental Claim being commenced or threatened against any member of the Guarantor Group,

where the claim, if determined against that member of the Guarantor Group, has or is reasonably likely to have a Material Adverse Effect.

12.1.11	Taxation

Each Borrower shall pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties unless and only to the extent that:

(a)	such payment is being contested in good faith;

(b)	adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements; and

(c)	such payment can be lawfully withheld and failure to pay those Taxes does not have or is not reasonably likely to have a Material Adverse Effect.

12.1.12

Loans or other financial commitments No Borrower shall without the prior written consent of the Agent make any loan or enter into any guarantee and indemnity or otherwise voluntarily assume any actual or contingent liability in respect of any obligation of any other person except for the Loan and loans made in the ordinary course of business in connection with the chartering, operation or repair of its Vessel.

12.1.13

Further Assurance The Borrowers shall, at their own expense, promptly take all such action as the Agent may reasonably require for the purpose of perfecting or protecting any Finance Party’s rights with respect to the security created or evidenced (or intended to be created or evidenced) by the Security Documents.

12.1.14

Other information The Borrowers will promptly supply to the Agent such financial information and explanations as the Majority Lenders may from time to time reasonably require in connection with the Security Parties, including the unaudited consolidated annual financial statements of such Security Parties as soon as such financial statements have been drawn up.

12.1.15	Inspection of records Each Borrower will permit the inspection of its financial records and accounts on reasonable notice from time to time during business hours by the Agent or its nominee.

12.1.16

Insurance The Borrowers shall procure that all of the assets, operation and liability of the members of the Guarantor Group are insured against such risks, liabilities and for amounts as normally adopted by the industry for similar assets and liabilities and, in the case of the Vessels, in accordance with the terms of the Security Documents.

12.1.17

Merger and Demerger No Borrower shall enter into any amalgamation, merger, demerger or corporate restructuring without the prior written consent of all Lenders (such consent not to be unreasonably withheld or delayed).

12.1.18	Transfer of Assets No Borrower shall sell or transfer any of its material assets other than:

(a)	on arm’s length terms to third parties where the net proceeds of sale are used as a prepayment hereunder; or

(b)	on arm’s length terms to its Affiliates, which are and remain members of the Guarantor Group.

12.1.19

Change of Business No Borrower shall, without the prior written consent of all Lenders, make any substantial change to the general nature of its shipping business from that carried on at the date of this Agreement.

12.1.20	Acquisitions No Borrower shall make any acquisitions or investments without the prior written consent of all Lenders (such consent not to be unreasonably withheld or delayed).

12.1.21	“Know your customer” checks If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of any Borrower after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of (c) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender for itself (or, in the case of (c) above, on behalf of any prospective new Lender) in order for the Agent or that Lender (or, in the case of (c) above, any prospective new Lender) to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12.1.22

No borrowings No Borrower shall without the prior written consent of the Agent incur any liability or obligation (except for (i) liabilities and obligations under the Finance Documents, (ii) liabilities and obligations reasonably incurred in the ordinary course of business in connection with the chartering, operating or repairing of its Vessel and (iii) Financial Indebtedness owing to Affiliates provided that such Financial Indebtedness is unsecured and subordinated and provided that so long as no Event of Default shall have occurred and be continuing or would result from making any such payment nothing under this Clause 12.1.22 shall prevent the relevant Borrower from repaying any such Financial Indebtedness or paying interest on such Financial Indebtedness) nor incur any obligations under leases.

12.1.23

No dividends No Borrower shall without the prior written consent of the Agent pay any dividends or make other distributions to its shareholders or members or issue any new shares whilst an Event of Default has occurred and is continuing unremedied or unwaived.

12.1.24

Negative Pledge No Borrower shall without the prior written consent of the Agent (such consent not to be unreasonably withheld or delayed) create, or permit to subsist, any Encumbrance or other third party rights (other than pursuant to the Security Documents) over all or any part of its assets or undertakings (other than Permitted Encumbrances) nor dispose of any of those assets or of all or part of that undertaking other than, in the case of a sale of a Vessel, where such sale complies with the requirements of Clause 6.4.

12.1.25

Management of Vessels The Borrowers shall ensure that (a) each Vessel is at all times technically and commercially managed by Approved Managers and (b) at any time that the Approved Managers of the Vessels are not

Teekay or any other member of the Teekay Group, such Approved Managers provide a written confirmation confirming that, among other things, following the occurrence of an Event of Default which is continuing unremedied and unwaived, all claims of the Approved Managers against the relevant Borrower shall be subordinated to the claims of the Finance Parties under the Finance Documents. The Borrowers shall promptly inform the Agent in writing of any proposed change of an Approved Manager.

12.1.26

Classification The Borrowers shall ensure that each Vessel maintains the highest classification required for the purpose of the relevant trade of such Vessel which shall be with a Pre-Approved Classification Society, in each case, free from any material overdue recommendations and adverse notations affecting that Vessel’s class.

12.1.27

Certificate of Financial Responsibility Each Borrower will, if and for so long as its Vessel trades in the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990), obtain and retain a valid Certificate of Financial Responsibility for its Vessel under that Act, will provide the Agent with evidence of that Certificate, and will comply strictly with the requirements of that Act.

12.1.28

Registration No Borrower shall change or permit a change to the flag of its Vessel during the Facility Period other than to a Pre-Approved Flag or under such other flag as may be approved by the Agent acting on the instructions of the Lenders, such approval not to be unreasonably withheld or delayed.

12.1.29

ISM and ISPS Compliance The Borrowers shall ensure that each ISM Company and ISPS Company complies in all material respects with the ISM Code and the ISPS Code, respectively, or any replacements thereof and in particular (without prejudice to the generality of the foregoing) shall ensure that such company holds (i) a valid and current Document of Compliance issued pursuant to the ISM Code, (ii) a valid and current SMC issued in respect of the relevant Vessel pursuant to the ISM Code, and (iii) an ISSC in respect of the relevant Vessel, and the Borrowers shall promptly, upon request, supply the Agent with copies of the same.

12.1.30	Maintenance Each Borrower shall ensure that its Vessel shall be maintained in good and safe condition and with all registered surveys carried out when due.

12.1.31

Chartering No Borrower shall, during the Facility Period, without the prior consent of the Agent (acting on the instructions of all Lenders), take any vessel on charter or other contract of employment (or agree to do so) from any party outside the Teekay Group or the Guarantor Group (save for the existing charterparties in respect of the Vessels with ConocoPhillips as previously advised by the Borrowers to the Agent).

13	Events of Default

13.1	Events of Default Each of the events or circumstances set out in this Clause 13.1 is an Event of Default.

13.1.1

Borrowers’ Failure to Pay under this Agreement The Borrowers fail to pay any amount due from them under this Agreement at the time, in the currency and otherwise in the manner specified herein provided that, if the Borrowers can demonstrate to the reasonable satisfaction of the Agent that all necessary instructions were given to effect such payment and the non-receipt thereof is attributable solely to an administrative or technical error by the Agent or an error in the banking system or a Disruption Event, such payment shall instead be deemed to be due, solely for the purposes of this paragraph, within three (3) Business Days of the date on which it actually fell due under this Agreement (if a payment of principal), five (5) Business Days (if a payment of interest) and ten (10) Business Days (if a sum payable on demand); or

13.1.2

Misrepresentation Any representation or statement made by any Security Party in any Finance Document to which it is a party or in any notice or other document, certificate or statement delivered by it pursuant thereto or in connection therewith is or proves to have been incorrect or misleading in any material respect, where the circumstances causing the same give rise to a Material Adverse Effect; or

13.1.3

Specific Covenants A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by or procured by the Borrowers under Clauses 6.4, 6.5, 6.6, 12.1.16, 12.1.22, 12.1.24 and 12.1.28; or

13.1.4	Financial Covenants The Guarantor is in breach of the Guarantor’s financial covenants set out in clause 3.2 of the Guarantee at any time; or

13.1.5

Other Obligations A Security Party fails duly to perform or comply with any of the obligations expressed to be assumed by it in any Finance Document (other than those referred to in Clause 13.1.3) and such failure is not remedied within 30 days after the earlier of (i) the Agent having given notice thereof to the Borrowers, and (ii) the Borrowers becoming aware of such Default; or

13.1.6

Cross Default Any Financial Indebtedness of any Security Party is not paid when due (or within any applicable grace period) or any Financial Indebtedness of any Security Party is declared, or is capable of being declared, to be or otherwise becomes due and payable prior to its specified maturity where (in either case) the aggregate of all such unpaid or accelerated indebtedness (i) of the Guarantor is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) of the Pledgor is equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (iii) of any Borrower is equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency; or

13.1.7

Insolvency and Rescheduling A Security Party is unable to pay its debts as they fall due, commences negotiations with any one or more of its creditors with a view to the general readjustment or rescheduling of its indebtedness or makes a general assignment for the benefit of its creditors or a composition with its creditors; or

13.1.8

Winding-up A Security Party files for initiation of formal restructuring proceedings, is wound up or declared bankrupt or takes any corporate action or other steps are taken or legal proceedings are started for its winding-up, dissolution, administration or re-organisation or for the appointment of a liquidator, receiver, administrator, administrative receiver, conservator, custodian, trustee or similar officer of it or of any or all of its revenues or assets or any moratorium is declared or sought in respect of any of its indebtedness; or

13.1.9	Execution or Distress

(a)

Any Security Party fails to comply with or pay any sum due from it (within 30 days of such amount falling due) under any final judgment or any final order made or given by any court or other official body of a competent jurisdiction in an aggregate (i) in respect of the Guarantor equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of the Pledgor equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (iii) in respect of any Borrower equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency, being a judgment or order against which there is no right of appeal or if a right of appeal exists, where the time limit for making such appeal has expired.

(b)

Any execution or distress is levied against, or an encumbrancer takes possession of, the whole or any part of, the property, undertaking or assets of a Security Party in an aggregate amount (i) in respect of the Guarantor equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (ii) in respect of the Pledgor equal to or greater than one hundred million Dollars ($100,000,000) or its equivalent in any other currency; or (iii) in respect of any Borrower equal to or greater than five million Dollars ($5,000,000) or its equivalent in any other currency, other than any execution or distress which is being contested in good faith and which is either discharged within 30 days or in respect of which adequate security has been provided within 30 days to the relevant court or other authority to enable the relevant execution or distress to be lifted or released; or

13.1.10	Similar Event Any event occurs which, under the laws of any jurisdiction, has a similar or analogous effect to any of those events mentioned in Clauses 13.1.7, 13.1.8 or 13.1.9; or

13.1.11	Repudiation Any Security Party repudiates any Finance Document to which it is a party or does or causes to be done any act or thing evidencing an intention to repudiate any such Finance Document; or

13.1.12	Validity and Admissibility At any time any act, condition or thing required to be done, fulfilled or performed in order:

(a)	to enable any Security Party lawfully to enter into, exercise its rights under and perform the respective obligations expressed to be assumed by it in the Finance Documents;

(b)	to ensure that the obligations expressed to be assumed by each of the Security Parties in the Finance Documents are legal, valid and binding; or

(c)	to make the Finance Documents admissible in evidence in any applicable jurisdiction is not done, fulfilled or performed within 30 days after notification from the Agent to the relevant Security Party requiring the same to be done, fulfilled or performed; or

13.1.13

Illegality At any time it is or becomes unlawful for any Security Party to perform or comply with any or all of its obligations under the Finance Documents to which it is a party or any of the obligations of the Borrowers hereunder are not or cease to be legal, valid and binding and such illegality is not remedied or mitigated to the satisfaction of the Agent within thirty (30) days after it has given notice thereof to the relevant Security Party; or

13.1.14

Material Adverse Change At any time there shall occur any event or change which has a Material Adverse Effect in respect of any Security Party and such event or change, if capable of remedy, is not so remedied within 30 days of the delivery of a notice confirming such event or change by the Agent to the relevant Security Party; or

13.1.15

Conditions Precedent and Subsequent If (a) any of the conditions set out in Clauses 3.1 and 3.3 is not satisfied by the relevant time or such other time period specified by the Agent in its discretion, or (b) any of the conditions set out in Clause 3.6 is not satisfied within thirty (30) days or such other time period specified by the Agent in its discretion; or

13.1.16

Revocation or Modification of consents etc. If any Necessary Authorisation which is now or which at any time during the Facility Period becomes necessary to enable any of the Security Parties to comply with any of their obligations in or pursuant to any of the Finance Documents is revoked, withdrawn or withheld, or modified in a manner which the Agent reasonably considers is, or may be, prejudicial to the interests of a Finance Party in a material manner, or if such Necessary Authorisation ceases to remain in full force and effect; or

13.1.17	Cessation of Business Any of the Security Parties ceases, or threatens to cease, to carry on all or a substantial part of its business; or

13.1.18

Curtailment of Business If the business of any of the Security Parties is wholly or materially curtailed by any intervention by or under authority of any government, or if all or a substantial part of the undertaking, property or assets of any of the Security Parties is seized, nationalised, expropriated or compulsorily acquired by or under authority of any government or any Security Party disposes or threatens to dispose of a substantial part of its business or assets; or

13.1.19	Reduction of Capital If any Security Party reduces its committed or subscribed capital; or

13.1.20	Notice of Termination if the Guarantor gives notice to the Agent to determine its obligations under the Guarantee; or

13.1.21	Environmental Matters

(a)	any Environmental Claim is pending or made against a Borrower or in connection with a Vessel, where such Environmental Claim has a Material Adverse Effect;

(b)	any actual Environmental Incident occurs in connection with a Vessel, where such Environmental Incident has a Material Adverse Effect; or

13.1.22

Loss of Property All or a substantial part of the business or assets of any Security Party is destroyed, abandoned, seized, appropriated or forfeited for any reason, and such occurrence in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders) has or could reasonably be expected to have a Material Adverse Effect; or

13.1.23	Sanctions Any Security Party, any Affiliate of any Security Party or any of their respective directors, officers or employees becomes a Restricted Party.

13.2

Acceleration If an Event of Default is continuing unremedied or unwaived the Agent may (with the consent of the Majority Lenders) and shall (at the request of the Majority Lenders) by notice to the Borrowers cancel any part of the Maximum Amount not then advanced and:

13.2.1

declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents are immediately due and payable, whereupon they shall become immediately due and payable; and/or

13.2.2	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Agent; and/or

13.2.3	declare the Commitments terminated and the Maximum Amount reduced to zero.

14	Assignment and Sub-Participation

14.1

Lenders’ rights A Lender may assign any of its rights under this Agreement or transfer by novation any of its rights and obligations under this Agreement to any other branch or Affiliate of that Lender or to any other Lender (or an Affiliate of another Lender) or (subject to the prior written consent of the Borrowers, such consent not to be unreasonably withheld but not to be required at any time after an

Event of Default which is continuing unremedied or unwaived) to any other bank, financial institution or institutional lender, or any trust, fund or other entity which is regularly engaged in, or established for the purpose of, making, purchasing or investing in loans, securities or other financial assets, and may grant sub-participations in all or any part of its Commitment in the Loan provided that where any such assignment, transfer or sub-participation relates to only part of a Lender’s Commitment, (i) it shall be in an amount of no less than five million Dollars ($5,000,000) and (ii) such assignment, transfer or sub-participation of only part of a Lender’s Commitment shall not result in such Lender holding a Commitment of less than five million Dollars ($5,000,000). Where the consent of the Borrowers is required, the Borrowers shall be deemed to have given its consent if no express refusal is given within five (5) Business Days.

14.2

Borrowers’ co-operation The Borrowers will co-operate fully with a Lender in connection with any assignment, transfer or sub-participation by that Lender; will execute and procure the execution of such documents as that Lender may require in that connection including, but not limited to, re-executing any Security Documents (if required); and irrevocably authorises any Finance Party to disclose to any proposed assignee, transferee or sub-participant (whether before or after any assignment, transfer or sub-participation and whether or not any assignment, transfer or sub-participation shall take place) all information relating to the Security Parties, the Loan and the Relevant Documents which any Finance Party may in its discretion consider necessary or desirable (subject to any duties of confidentiality applicable to the Lenders generally).

14.3

Rights of assignee Any assignee of a Lender shall (unless limited by the express terms of the assignment) take the full benefit of every provision of the Finance Documents benefiting that Lender provided that an assignment will only be effective on notification by the Agent to that Lender and the assignee that the Agent is satisfied it has complied with all necessary “Know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee.

14.4

Transfer Certificates If a Lender wishes to transfer any of its rights and obligations under or pursuant to this Agreement, it may do so by delivering to the Agent a duly completed Transfer Certificate, in which event on the Transfer Date:

14.4.1

to the extent that that Lender seeks to transfer its rights and obligations, the Borrowers (on the one hand) and that Lender (on the other) shall be released from all further obligations towards the other;

14.4.2	the Borrowers (on the one hand) and the transferee (on the other) shall assume obligations towards the other identical to those released pursuant to Clause 14.4.1; and

14.4.3

the Agent, each of the Lenders and the transferee shall have the same rights and obligations between themselves as they would have had if the transferee had been an original party to this Agreement as a Lender provided that the Agent shall only be obliged to execute a Transfer Certificate once:

(a)	it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to the transferee; and

(b)

the transferee has paid to the Agent for its own account a transfer fee of seven thousand five hundred Dollars ($7,500) (or, in the case of a transfer to another branch of the transferee, a transfer fee of three thousand seven hundred and fifty Dollars ($3,750)).

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrowers and the Lenders a copy of that Transfer Certificate.

14.5

Finance Documents Unless otherwise expressly provided in any Finance Document or otherwise expressly agreed between a Lender and any proposed transferee and notified by that Lender to the Agent on or before the relevant Transfer Date, there shall automatically be assigned to the transferee with any transfer of a Lender’s rights and obligations under or pursuant to this Agreement the rights of that Lender under or pursuant to the Finance Documents (other than this Agreement) which relate to the portion of that Lender’s rights and obligations transferred by the relevant Transfer Certificate.

14.6	No assignment or transfer by the Borrowers No Borrower may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

14.7

Security over Lenders’ rights In addition to the other rights provided to Lenders under this Clause 14, each Lender may without consulting with or obtaining consent from any Security Party, at any time charge, assign or otherwise create an Encumbrance in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

14.7.1	any charge, assignment or other Encumbrance to secure obligations to a federal reserve or central bank; and

14.7.2

in the case of any Lender which is a fund, any charge, assignment or other Encumbrance granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Encumbrance shall:

(a)

release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or other Encumbrance for the Lender as a party to any of the Finance Documents; or

(b)	require any payments to be made by any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

15	The Agent and the Lenders

15.1	Appointment

15.1.1	Each Lender appoints the Agent to act as its agent and/or security trustee under and in connection with the Finance Documents.

15.1.2

Each Lender authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

15.2	Authority Each Lender irrevocably authorises the Agent and the Agent hereby agrees (subject to Clauses 15.5.1, 15.24 and this Clause 15.2):

15.2.1	to execute any Finance Document (other than this Agreement) on its behalf;

15.2.2	to collect, receive, release or pay any money on its behalf;

15.2.3

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to give or withhold any waivers, consents or approvals under or pursuant to any Finance Document;

15.2.4

acting on the instructions from time to time of the Majority Lenders (save where the terms of any Finance Document expressly provide otherwise) to exercise, or refrain from exercising, any rights, powers, authorities or discretions under or pursuant to any Finance Document; and

The Agent shall have no duties or responsibilities as agent or as security trustee other than those expressly conferred on it by the Finance Documents and shall not be obliged to act on any instructions from the Lenders or the Majority Lenders if to do so would, in the opinion of the Agent (in its sole discretion), be contrary to any provision of the Finance Documents or to any law, or would expose the Agent to any actual or potential liability to any third party.

15.3

Trust The Agent agrees and declares, and each of the other Finance Parties acknowledges, that, subject to the terms and conditions of this Clause 15.3, the Agent holds the Trust Property on trust for the Finance Parties absolutely. Each of the other Finance Parties agrees that the obligations, rights and benefits vested in the Agent shall be performed and exercised in accordance with this Clause 15.3. The Agent shall have the benefit of all of the provisions of this Agreement benefiting it in its capacity as Agent for the Finance Parties, and all the powers and discretions conferred on trustees by the Trustee Act 1925 (to the extent not inconsistent with this Agreement). In addition:

15.3.1

the Agent and any attorney, agent or delegate of the Agent may indemnify itself or himself out of the Trust Property against all liabilities, costs, fees, damages, charges, losses and expenses sustained or incurred by it or him in relation to the taking or holding of any of the Trust Property or in connection with the exercise or purported exercise of the rights, trusts, powers and discretions vested in the Agent or any other such person by or pursuant to the Security Documents or in respect of anything else done or omitted to be done in any way relating to the Security Documents other than as a result of its gross negligence or wilful misconduct;

15.3.2

the other Finance Parties acknowledge that the Agent shall be under no obligation to insure any property nor to require any other person to insure any property and shall not be responsible for any loss which may be suffered by any person as a result of the lack or insufficiency of any insurance; and

15.3.3	the Finance Parties agree that the perpetuity period applicable to the trusts declared by this Agreement shall be the period of 125 years from the date of this Agreement.

15.4	Required consents

15.4.1

Subject to Clause 15.5 any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Borrowers and any such amendment or waiver will be binding on all Parties.

15.4.2	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause 15.

15.4.3

Without prejudice to the generality of Clause 15.14.4, the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

15.5	Exceptions

15.5.1	An amendment, waiver or (in the case of a Security Document) a consent of, or in relation to, any term of any Finance Document that has the effect of changing or which relates to:

(a)	the definitions of “Majority Lenders”, “Maximum Amount” and “Proportionate Share” in Clause 1.1;

(b)	an extension to the date of payment of any amount under the Finance Documents;

(c)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(d)	a change in currency of payment of any amount under the Finance Documents;

(e)

an increase in any Commitment under the Loan or the amount available under the Loan, an extension of the Final Availability Date or any requirement that a cancellation of Commitments under the Loan reduces the Commitments of the Lenders under the Loan rateably;

(f)	any provision which expressly requires the consent of all the Lenders;

(g)	Clause 2.2, Clause 14, this Clause 15 or Clause 23;

(h)	(other than as expressly permitted by the provisions of any Finance Document) the nature or scope of:

(i)	any Guarantee;

(ii)	the Charged Property; or

(iii)	the manner in which the proceeds of enforcement of the Security Documents are distributed;

(i)

the release of any Guarantee or of any Encumbrance created or expressed to be created or evidenced by the Security Documents unless permitted under this Agreement or any other Finance Document or relating to a sale or disposal of an asset which is the subject of any Encumbrance created or expressed to be created or evidenced by the Security Documents where such sale or disposal is expressly permitted under this Agreement or any other Finance Document; or

(j)	the pro rata application of payments made by the Borrowers under the Finance Documents or sharing of payments or Commitment reductions;

shall not be made, or given, without the prior consent of all the Lenders.

15.5.2	An amendment or waiver which relates to the rights or obligations of the Agent may not be effected without the consent of the Agent.

15.6	Excluded Commitments

If:

15.6.1

any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within twenty (20) Business Days of that request being made; or

15.6.2

any Lender which is not a Defaulting Lender fails to respond to such a request (other than an amendment, waiver or consent referred to in Clauses 15.5.1(b), 15.5.1(c) and 15.5.1(e)) or other or such a vote within twenty (20) Business Days of that request being made,

(unless, in either case, the Borrowers and the Agent agree to a longer time period in relation to any request):

(a)

its Commitment(s) under the Loan shall not be included for the purpose of calculating the aggregate of the Commitments when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of the aggregate of the Commitments has been obtained to approve that request; and

(b)	its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

15.7	Replacement of Lender

15.7.1	If:

(a)	any Lender becomes a Non-Consenting Lender (as defined in Clause 15.7.4); or

(b)

a Borrower or any other Security Party becomes obliged to repay any amount in accordance with Clause 6.1 or to pay additional amounts pursuant to Clause 17.3, Clause 8.12.1 or Clause 8.7 to any Lender,

then the Borrowers may, on ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrowers, which confirms its willingness to assume and does assume all the obligations of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents.

15.7.2	The replacement of a Lender pursuant to this Clause 15.7 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor the Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	in the event of a replacement of a Non-Consenting Lender such replacement must take place no later than thirty (30) Business Days after the date on which that Lender is deemed a Non-Consenting Lender;

(d)	in no event shall the Lender replaced under this Clause 15.7 be required to pay or surrender to such Replacement Lender any of the fees received by such Lender pursuant to the Finance Documents; and

(e)

the Lender shall only be obliged to transfer its rights and obligations pursuant to Clause 15.7.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer.

15.7.3

A Lender shall perform the checks described in Clause 15.7.2(e) as soon as reasonably practicable following delivery of a notice referred to in Clause 15.7.1 and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

15.7.4	In the event that:

(a)

the Borrowers or the Agent (at the request of the Borrowers) have requested the Lenders to give a consent in relation to, or to agree to a waiver or amendment of, any provisions of the Finance Documents;

(b)	the consent, waiver or amendment in question requires the approval of all the Lenders; and

(c)

Lenders whose Commitments aggregate more than ninety per cent (90%) of the aggregate of the Commitments (or, if the aggregate of the Commitments have been reduced to zero, aggregated more than ninety per cent (90%) of the aggregate of the Commitments prior to that reduction) have consented or agreed to such waiver or amendment, then any Lender who does not and continues not to consent or agree to such waiver or amendment shall be deemed a “Non-Consenting Lender”.

15.8	FATCA Mitigation

Notwithstanding any other provision to this Agreement, if a FATCA Deduction is or will be required to be made by any Party under Clause 8.15 in respect of a payment to any Lender which is a FATCA FFI (a “FATCA Non-Exempt Lender”), the FATCA Non-Exempt Lender may either:

(a)	transfer its entire interest in the Loan to a U.S. branch or affiliate; or

(b)

(subject to the prior written consent of the Borrowers in the case of a transferee which is not already a Lender, such consent not to be unreasonably withheld or delayed and always provided that it should be deemed to be reasonable for the Borrowers to withhold such consent in circumstances where any transfer under this Clause 15.8(b) would result in any Increased Cost being incurred by the transferee lender) nominate one or more transferee lenders who upon becoming a Lender would be a FATCA Exempt Party, by notice in writing to the Agent and the Borrowers specifying the terms of the proposed transfer, and cause such transferee lender(s) to purchase all of the FATCA Non-Exempt Lender’s interest in the Loan.

15.9	Disenfranchisement of Defaulting Lenders

15.9.1	For so long as a Defaulting Lender has any Commitment in ascertaining:

(a)	the Majority Lenders; or

(b)	whether:

(i)	any given percentage (including, for the avoidance of doubt, unanimity) of the aggregate of the Commitments; or

(ii)	the agreement of any specified group of Lenders,

has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its participation in the Loan it has failed to make available and, to the extent that that reduction results in that Defaulting Lender’s Commitment being zero, that Defaulting Lender shall be deemed not to be a Lender for the purposes of (i) and (ii).

15.9.2	For the purposes of this Clause 15.9, the Agent may assume that the following Lenders are Defaulting Lenders:

(a)	any Lender which has notified the Agent that it has become a Defaulting Lender;

(b)	any Lender in relation to which it is aware that any of the events or circumstances referred to in (a), (b) or (c) of the definition of “Defaulting Lender” has occurred,

unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

15.10	Replacement of a Defaulting Lender

15.10.1

The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving ten (10) Business Days’ prior written notice to the Agent and such Lender, replace such Lender by requiring such Lender to (and, to the extent permitted by law, such Lender shall) transfer pursuant to Clause 14 all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a “Replacement Lender”) selected by the Borrowers which confirms its willingness to assume and does assume all the obligations, or all the relevant obligations, of the transferring Lender in accordance with Clause 14 for a purchase price in cash payable at the time of transfer which is either:

(a)

in an amount equal to the outstanding principal amount of such Lender’s participation in the outstanding Loan and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents; or

(b)	in an amount agreed between that Defaulting Lender, the Replacement Lender and the Borrowers and which does not exceed the amount described in (a).

15.10.2	Any transfer of rights and obligations of a Defaulting Lender pursuant to this Clause 15.10 shall be subject to the following conditions:

(a)	the Borrowers shall have no right to replace the Agent;

(b)	neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(c)	the transfer must take place no later than thirty (30) Business Days after the notice referred to in Clause 15.10.1;

(d)	in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents; and

(e)

the Defaulting Lender shall only be obliged to transfer its rights and obligations pursuant to 15.10.1 once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that transfer to the Replacement Lender.

15.10.3

The Defaulting Lender shall perform the checks described in Clause 15.10.2 as soon as reasonably practicable following delivery of a notice referred to in Clause 15.10.1 and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

15.11

Liability Neither the Agent nor any of its directors, officers, employees or agents shall be liable to the Lenders for anything done or omitted to be done by the Agent under or in connection with any of the Relevant Documents unless as a result of the Agent’s gross negligence or wilful misconduct.

15.12	Acknowledgement Each Lender acknowledges that:

15.12.1

it has not relied on any representation made by the Agent or any of the Agent’s directors, officers, employees or agents or by any other person acting or purporting to act on behalf of the Agent to induce it to enter into any Finance Document;

15.12.2

it has made and will continue to make without reliance on the Agent, and based on such documents and other evidence as it considers appropriate, its own independent investigation of the financial condition and affairs of the Security Parties in connection with the making and continuation of the Loan;

15.12.3	it has made its own appraisal of the creditworthiness of the Security Parties; and

15.12.4

the Agent shall not have any duty or responsibility at any time to provide it with any credit or other information relating to any Security Party unless that information is received by the Agent pursuant to the express terms of a Finance Document.

Each Lender agrees that it will not assert nor seek to assert against any director, officer, employee or agent of the Agent or against any other person acting or purporting to act on behalf of the Agent any claim which it might have against them in respect of any of the matters referred to in this Clause 15.12.

15.13	Limitations on responsibility The Agent shall have no responsibility to any Security Party or to any Lender on account of:

15.13.1	the failure of a Lender or of any Security Party to perform any of its obligations under a Finance Document; nor

15.13.2	the financial condition of any Security Party; nor

15.13.3

the completeness or accuracy of any statements, representations or warranties made in or pursuant to any Finance Document, or in or pursuant to any document delivered pursuant to or in connection with any Finance Document; nor

15.13.4

the negotiation, execution, effectiveness, genuineness, validity, enforceability, admissibility in evidence or sufficiency of any Finance Document or of any document executed or delivered pursuant to or in connection with any Finance Document.

15.14	The Agent’s rights The Agent may:

15.14.1

assume that all representations or warranties made or deemed repeated by any Security Party in or pursuant to any Finance Document are true and complete, unless, in its capacity as the Agent, it has acquired actual knowledge to the contrary;

15.14.2

assume (unless it has received notice to the contrary in its capacity as Agent) that no Default has occurred unless, in the case of Clause 13.1.1 only, it, in its capacity as the Agent, has acquired actual knowledge to the contrary;

15.14.3	rely on any document or notice believed by it to be genuine;

15.14.4	rely as to legal or other professional matters on opinions and statements of any legal or other professional advisers selected or approved by it;

15.14.5	rely as to any factual matters which might reasonably be expected to be within the knowledge of any Security Party on a certificate signed by or on behalf of that Security Party; and

15.14.6

refrain from exercising any right, power, discretion or remedy unless and until instructed to exercise that right, power, discretion or remedy and as to the manner of its exercise by the Lenders (or, where applicable, by the Majority Lenders) and unless and until the Agent has received from the Lenders any payment which the Agent may require on account of, or any security which the Agent may require for, any costs, claims, expenses (including legal and other professional fees) and liabilities which it considers it may incur or sustain in complying with those instructions.

15.15	The Agent’s duties The Agent shall inform the Lenders promptly of any Event of Default under Clause 13.1.1 of which the Agent has actual knowledge.

15.16

No deemed knowledge The Agent shall not be deemed to have actual knowledge of the falsehood or incompleteness of any representation or warranty made or deemed repeated by any Security Party or actual knowledge of the occurrence of any Default (other than a Default under Clause 13.1.1) unless a Lender or a Security Party shall have given written notice thereof to the Agent in its capacity as the Agent. Any information acquired by the Agent other than specifically in its capacity as the Agent shall not be deemed to be information acquired by the Agent in its capacity as the Agent.

15.17

Other business The Agent may, without any liability to account to the Lenders, generally engage in any kind of banking or trust business with a Security Party or with a Security Party’s subsidiaries or associated companies or with a Lender as if it were not the Agent.

15.18

Indemnity The Lenders shall, promptly on the Agent’s request, reimburse the Agent in their respective Proportionate Share, for, and keep the Agent fully indemnified in respect of all liabilities, damages, costs and claims sustained or incurred by the Agent in connection with the Finance Documents, or the performance of its duties and obligations, or the exercise of its rights, powers, discretions or remedies under or pursuant to any Finance Document, to the extent not paid by the Security Parties and not arising from the Agent’s gross negligence or wilful misconduct.

15.19

Employment of agents In performing its duties and exercising its rights, powers, discretions and remedies under or pursuant to the Finance Documents, the Agent shall be entitled to employ and pay agents to do anything which the Agent is empowered to do under or pursuant to the Finance Documents (including the receipt of money and documents and the payment of money) and to act or refrain from taking action in reliance on the opinion of, or advice or information obtained from, any lawyer, banker, broker, accountant, valuer or any other person believed by the Agent in good faith to be competent to give such opinion, advice or information.

15.20

Distribution of payments The Agent shall pay promptly to the order of each Lender that Lender’s Proportionate Share of every sum of money received by the Agent pursuant to the Finance Documents (with the exception of any amounts payable pursuant to Clause 9 and any amounts which, by the terms of the Finance Documents, are paid to the Agent for the account of the Agent alone or specifically for the account of one or more Lenders) and until so paid such amount shall be held by the Agent on trust absolutely for that Lender.

15.21

Reimbursement The Agent shall have no liability to pay any sum to a Lender until it has itself received payment of that sum. If, however, the Agent does pay any sum to a Lender on account of any amount prospectively due to that Lender pursuant to Clause 15.20 before it has itself received payment of that amount, and the Agent does not in fact receive payment within five (5) Business Days after the date on which that payment was required to be made by the terms of the Finance Documents, that Lender will, on demand by the Agent, refund to the Agent an amount equal to the amount received by it, together with an amount sufficient to reimburse the Agent for any amount which the Agent may certify that it has been required to pay by way of interest on money borrowed to fund the amount in question during the period beginning on the date on which that amount was required to be paid by the terms of the Finance Documents and ending on the date on which the Agent receives reimbursement.

15.22

Redistribution of payments Unless otherwise agreed between the Lenders and the Agent, if at any time a Lender receives or recovers by way of set-off, the exercise of any lien or otherwise from any Security Party, an amount greater than that Lender’s Proportionate Share of any sum due from that Security Party to the Lenders under the Finance Documents (the amount of the excess being referred to in this Clause 15.22 and in Clause 15.23 as the “Excess Amount”) then:

15.22.1	that Lender shall promptly notify the Agent (which shall promptly notify each other Lender);

15.22.2	that Lender shall pay to the Agent an amount equal to the Excess Amount within ten (10) days of its receipt or recovery of the Excess Amount; and

15.22.3

the Agent shall treat that payment as if it were a payment by the Security Party in question on account of the sum due from that Security Party to the Lenders and shall account to the Lenders in respect of the Excess Amount in accordance with the provisions of this Clause 15.22.

However, if a Lender has commenced any legal proceedings to recover sums owing to it under the Finance Documents and, as a result of, or in connection with, those proceedings has received an Excess Amount, the Agent shall not distribute any of that Excess Amount to any other Lender which had been notified of the proceedings and had the legal right to, but did not, join those proceedings or commence and diligently prosecute separate proceedings to enforce its rights in the same or another court.

15.23

Rescission of Excess Amount If all or any part of any Excess Amount is rescinded or must otherwise be restored to any Security Party or to any other third party, the Lenders which have received any part of that Excess Amount by way of distribution from the Agent pursuant to Clause 15.22 shall repay to the Agent for the account of the Lender which originally received or recovered the Excess Amount, the amount which shall be necessary to ensure that the Lenders share rateably in accordance with their Proportionate Shares in the amount of the receipt or payment retained, together with interest on that amount at a rate equivalent to that (if any) paid by the Lender receiving or recovering the Excess Amount to the person to whom that Lender is liable to make payment in respect of such amount, and Clause 15.22.3 shall apply only to the retained amount.

15.24

Instructions Where the Agent is authorised or directed to act or refrain from acting in accordance with the instructions of the Lenders or of the Majority Lenders each of the Lenders shall provide the Agent with instructions within five (5) Business Days of the Agent’s request (which request must be in writing). If a Lender does not provide the Agent with instructions within that period, that Lender shall be bound by the decision of the Agent. Nothing in this Clause 15.24 shall limit the right of the Agent to take, or refrain from taking, any action without obtaining the instructions of the Lenders or the Majority Lenders if the Agent in its discretion considers it necessary or appropriate to take, or refrain from taking, such action in order to preserve the rights of the Lenders under or in connection with the Finance Documents. In that event, the Agent will notify the Lenders of the action taken by it as soon as reasonably practicable, and the Lenders agree to ratify any action taken by the Agent pursuant to this Clause 15.24.

15.25	Payments All amounts payable to a Lender under this Clause 15 shall be paid to such account at such bank as that Lender may from time to time direct in writing to the Agent.

15.26

“Know your customer” checks Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

15.27	Resignation

15.27.1

Subject to a successor being appointed in accordance with this Clause 15.27, the Agent may resign as agent and/or security trustee at any time without assigning any reason by giving to the Borrowers and the Lenders notice of its intention to do so, in which event the following shall apply:

(a)

with the consent of the Borrowers not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived) the Lenders may within thirty (30) days after the date of the notice from the Agent appoint a successor to act as agent and/or security trustee or, if they fail to do so with the consent of the Borrowers, not to be unreasonably withheld (but such consent not to be required at any time after an Event of Default which is continuing unremedied or unwaived), the Agent may appoint any other bank or financial institution as its successor provided that if no successor is appointed pursuant to this Clause 15.27.1(a) the Lenders shall act as successor to the Agent and take on the roles as agent and security trustee;

(b)	the resignation of the Agent shall take effect simultaneously with the appointment of its successor on written notice of that appointment being given to the Borrowers and the Lenders;

(c)	the Agent shall thereupon be discharged from all further obligations as agent but shall remain entitled to the benefit of the provisions of this Clause 15; and

(d)

the successor of the Agent and each of the other parties to this Agreement shall have the same rights and obligations amongst themselves as they would have had if that successor had been a party to this Agreement.

15.27.2

The Agent shall resign and the Majority Lenders (after consultation with the Borrowers) shall appoint a successor Agent in accordance with clause 15.27 if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(a)

the Agent fails to respond to a request under clause 8.14 and a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(b)	the information supplied by the Agent pursuant to clause 8.14 indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(c)	the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and that Lender, by notice to the Agent, requires it to resign.

15.28	Replacement of the Agent

15.28.1

After consultation with the Borrowers, the Majority Lenders may, by giving thirty (30) days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

15.28.2

The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its function as Agent under the Finance Documents.

15.28.3

The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under Clause 15.28.2) but shall remain entitled to the benefit of this Clause 15 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

15.28.4	Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

15.29

No fiduciary relationship Except as provided in Clauses 15.3 and 15.20, the Agent shall not have any fiduciary relationship with or be deemed to be a trustee of or for any other person and nothing contained in any Finance Document shall constitute a partnership between any two or more Lenders or between the Agent and any other person.

16	Set-Off

A Finance Party may set off any matured obligation due from the Borrowers under any Finance Document (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to any Borrower, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, that Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

17	Payments

17.1

Payments Each amount payable by a Borrower under a Finance Document shall be paid to such account at such bank as the Agent may from time to time direct to the Borrowers in the Currency of Account and in such funds as are customary at the time for settlement of transactions in the relevant currency in the place of payment. Payment shall be deemed to have been received by the Agent on the date on which the Agent receives authenticated advice of receipt, unless that advice is received by the Agent on a day other than a Business Day or at a time of day (whether on a Business Day or not) when the Agent in its reasonable discretion considers that it is impossible or impracticable for the Agent to utilise the amount received for value that same day, in which event the payment in question shall be deemed to have been received by the Agent on the Business Day next following the date of receipt of advice by the Agent.

17.2

No deductions or withholdings Each payment (whether of principal or interest or otherwise) to be made by a Borrower under a Finance Document shall, subject only to Clause 17.3, be made free and clear of and without deduction for or on account of any Taxes or other deductions, withholdings, restrictions, conditions or counterclaims of any nature, other than FATCA Deductions.

17.3

Grossing-up If at any time any law requires (or is interpreted to require) a Borrower to make any deduction or withholding from any payment, other than a FATCA Deduction, or to change the rate or manner in which any required deduction or withholding is made under a Finance Documents, the Borrowers will promptly notify the Agent and, simultaneously with making that payment, will pay to the Agent whatever additional amount (after taking into account any additional Taxes on, or deductions or withholdings from, or restrictions or conditions on, that additional amount) is necessary to ensure that, after making the deduction or withholding, the relevant Finance Parties receive a net sum equal to the sum which they would have received had no deduction or withholding been made.

17.4

Evidence of deductions If at any time a Borrower is required by law to make any deduction or withholding from any payment to be made by it under a Finance Document, that Borrower will pay the amount required to be deducted or withheld to the relevant authority within the time allowed under the applicable law and will, no later than thirty (30) days after making that payment, deliver to the Agent an original receipt issued by the relevant authority, or other evidence reasonably acceptable to the Agent, evidencing the payment to that authority of all amounts required to be deducted or withheld.

17.5

Rebate If a Borrower pays any additional amount under Clause 8.12 or Clause 17.3, and a Finance Party subsequently receives a refund or allowance from any tax authority which that Finance Party identifies as being referable to that increased amount so paid by that Borrower, that Finance Party shall, as soon as reasonably practicable, pay to that Borrower an amount equal to the amount of the refund or allowance received, if and to the extent that it may do so without prejudicing its right to retain that refund or allowance and without putting itself in any worse financial position than that in which it would have been had the relevant deduction or withholding not been required to have been made. Nothing in this Clause 17.5 shall be interpreted as imposing any obligation on any Finance Party to apply for any refund or allowance nor as restricting in any way the manner in which any Finance Party organises its tax affairs, nor as imposing on any Finance Party any obligation to disclose to a Borrower any information regarding its tax affairs or tax computations.

17.6

Adjustment of due dates If any payment or transfer of funds to be made under a Finance Document, other than a payment of interest on the Loan, shall be due on a day which is not a Business Day, that payment shall be made on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month in which event the payment shall be made on the next preceding Business Day). Any such variation of time shall be taken into account in computing any interest in respect of that payment.

17.7

Control Account The Agent shall open and maintain on its books a control account in the name of the Borrowers showing the advance of the Loan and the computation and payment of interest and all other sums due under this Agreement. The Borrowers’ obligations to repay the Loan and to pay interest and all other sums due under this Agreement shall be evidenced by the entries from time to time made in the control account opened and maintained under this Clause 17.7 and those entries will, in the absence of manifest error, be conclusive and binding.

17.8	Impaired Agent

17.8.1

If, at any time, the Agent becomes an Impaired Agent, a Security Party or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with Clause 17.1 may instead either:

(a)	pay that amount direct to the required recipient(s); or

(b)

if in its absolute discretion it considers that it is not reasonably practicable to pay that amount direct to the required recipient(s), pay that amount or the relevant part of that amount to an interest-bearing account held with an Acceptable Bank in relation to which no Insolvency Event has occurred and is continuing, in the name of the Security Party or the Lender making the payment (the “Paying Party”) and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents (the “Recipient Party” or “Recipient Parties”).

In each case such payments must be made on the due date for payment under the Finance Documents.

17.8.2	All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the Recipient Party or the Recipient Parties pro rata to their respective entitlements.

17.8.3

A Party which has made a payment in accordance with this Clause 17.8 shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

17.8.4

Promptly upon the appointment of a successor Agent in accordance with Clause 15.28, each Paying Party shall (other than to the extent that that Party has given an instruction pursuant to Clause 17.8.5) give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution to the relevant Recipient Party or Recipient Parties in accordance with Clause 15.20.

17.8.5	A Paying Party shall, promptly upon request by a Recipient Party and to the extent:

(a)	it has not given an instruction pursuant to Clause 17.8.4; and

(b)	that it has been provided with the necessary information by that Recipient Party,

give all requisite instructions to the bank with whom the trust account is held to transfer the relevant amount (together with any accrued interest) to that Recipient Party.

18	Notices

18.1

Communications in writing Any communication to be made under or in connection with this Agreement shall be made in writing and, unless otherwise stated, may be made by fax or letter or (subject to Clause 18.6) electronic mail.

18.2

Addresses The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each party to this Agreement for any communication or document to be made or delivered under or in connection with this Agreement are:

18.2.1

in the case of the Borrowers, c/o Teekay Shipping (Canada) Ltd Suite 2000, Bentall 5, 550 Burrard Street, Vancouver, B.C., Canada V6C 2K2 (fax no: +1 604 681 3011) marked for the attention of Renee Eng, Treasury Manager;

18.2.2	in the case of each Lender, those appearing opposite its name in Schedule 1; and

18.2.3	in the case of the Agent, 60 London Wall, London EC2M 5TQ, England (fax no: +44 20 7767 7324) marked for the attention of Adam Byrne;

or any substitute address, fax number, department or officer as any party may notify to the Agent (or the Agent may notify to the other parties, if a change is made by the Agent) by not less than five (5) Business Days’ notice.

18.3	Delivery Any communication or document made or delivered by one party to this Agreement to another under or in connection this Agreement will only be effective:

18.3.1	if by way of fax, when received in legible form; or

18.3.2	if by way of letter, when it has been left at the relevant address or five (5) Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

18.3.3	if by way of electronic mail, in accordance with Clause 18.6;

and, if a particular department or officer is specified as part of its address details provided under Clause 18.2, if addressed to that department or officer.

Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent.

All notices from or to the Borrowers shall be sent through the Agent.

18.4

Notification of address and fax number Promptly upon receipt of notification of an address, fax number or change of address, pursuant to Clause 18.2 or changing its own address or fax number, the Agent shall notify the other parties to this Agreement.

18.5	English language Any notice given under or in connection with this Agreement must be in English. All other documents provided under or in connection with this Agreement must be:

18.5.1	in English; or

18.5.2

if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

18.6	Electronic communication

(a)	Any communication to be made in connection with this Agreement may be made by electronic mail or other electronic means, if the Borrowers and the relevant Finance Party:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)

Any electronic communication made between the Borrowers and the relevant Finance Party will be effective only when actually received in readable form and acknowledged by the recipient (it being understood that any system generated responses do not constitute an acknowledgement) and in the case of any electronic communication made by the Borrowers to a Finance Party only if it is addressed in such a manner as the Finance Party shall specify for this purpose.

19	Partial Invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

20	Remedies and Waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

21	Miscellaneous

21.1	No oral variations No variation or amendment of a Finance Document shall be valid unless in writing and signed on behalf of all the Finance Parties.

21.2

Further Assurance If any provision of a Finance Document shall be invalid or unenforceable in whole or in part by reason of any present or future law or any decision of any court, or if the documents at any time held by or on behalf of the Finance Parties or any of them are considered by the Lenders for any reason insufficient to carry out the terms of this Agreement, then from time to time the Borrowers will promptly, on demand by the Agent, execute or procure the execution of such further documents as in the opinion of the Lenders are necessary to provide adequate security for the repayment of the Indebtedness.

21.3

Rescission of payments etc. Any discharge, release or reassignment by a Finance Party of any of the security constituted by, or any of the obligations of a Security Party contained in, a Finance Document shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

21.4

Certificates Any certificate or statement signed by an authorised signatory of the Agent purporting to show the amount of the Indebtedness (or any part of the Indebtedness) or any other amount referred to in any Finance Document shall, save for manifest error or on any question of law, be conclusive evidence as against the Borrowers of that amount.

21.5	Counterparts This Agreement may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

21.6

Contracts (Rights of Third Parties) Act 1999 A person who is not a party to this Agreement (other than the Indemnified Parties) has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

22	Confidentiality

22.1

Confidential Information Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by Clause 22.2 and Clause 22.3, and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

22.2	Disclosure of Confidential Information Any Finance Party may disclose:

22.2.1

to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this Clause 22.2.1 is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

22.2.2	to any person:

(a)

to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as agent or security trustee and, in each case, to any of that person’s Affiliates, Related Funds, Representatives, auditors and professional advisers;

(b)

with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or one or more Security Parties and to any of that person’s Affiliates, Related Funds, Representatives, auditors and professional advisers;

(c)

appointed by any Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(d)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in Clause 22.2.2(a) or 22.2.2(b);

(e)

to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(f)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(g)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates security (or may do so) pursuant to Clause 14.7;

(h)	who is a Party; or

(i)	with the consent of the Borrowers;

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(i)

in relation to Clauses 22.2.2(a), 22.2.2(b) and 22.2.2(c), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(ii)

in relation to Clause 22.2.2(d), the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(iii)

in relation to Clauses 22.2.2(e), 22.2.2(f) and 22.2.2(g), the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances; and

22.2.3

to any person appointed by that Finance Party or by a person to whom Clause 22.2.2(a) or 22.2.2(b) applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this Clause 22.2.3 if the service provider to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking.

22.3	Disclosure to numbering service providers

22.3.1

Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Loan and/or one or more Security Parties the following information:

(a)	names of Security Parties;

(b)	country of domicile of Security Parties;

(c)	place of incorporation of Security Parties;

(d)	date of this Agreement;

(e)	Clause 23;

(f)	the name of the Agent;

(g)	date of each amendment and restatement of this Agreement;

(h)	amount of the Loan;

(i)	currencies of the Loan;

(j)	type of Loan;

(k)	ranking of the Loan;

(l)	Final Availability Date for the Loan;

(m)	changes to any of the information previously supplied pursuant to (a) to (l); and

(n)	such other information agreed between such Finance Party and that Security Party,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

22.3.2

The Parties acknowledge and agree that each identification number assigned to this Agreement, the Loan and/or one or more Security Parties by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

22.3.3	The Borrowers represent that none of the information set out in Clauses 22.3.1(a) to 22.3.1(n) is, nor will at any time be, unpublished price-sensitive information.

22.3.4	The Agent shall notify the Borrowers and the other Finance Parties of:

(a)	the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Loan and/or one or more Security Parties; and

(b)	the number or, as the case may be, numbers assigned to this Agreement, the Loan and/or one or more Security Parties by such numbering service provider.

23	Law and Jurisdiction

23.1	Governing law This Agreement and any non-contractual obligations arising from or in connection with it shall in all respects be governed by and interpreted in accordance with English law.

23.2

Jurisdiction For the exclusive benefit of the Finance Parties, the parties to this Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any dispute (a) arising from or in connection with this Agreement or (b) relating to any non-contractual obligations arising from or in connection with this Agreement and that any proceedings may be brought in those courts.

23.3

Alternative jurisdictions Nothing contained in this Clause 23 shall limit the right of the Finance Parties to commence any proceedings against the Borrowers in any other court of competent jurisdiction nor shall the commencement of any proceedings against the Borrowers in one or more jurisdictions preclude the commencement of any proceedings in any other jurisdiction, whether concurrently or not.

23.4

Waiver of objections Each Borrower irrevocably waives any objection which it may now or in the future have to the laying of the venue of any proceedings in any court referred to in this Clause 23, and any claim that those proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgment in any proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

23.5	Service of process Without prejudice to any other mode of service allowed under any relevant law, each Borrower:

23.5.1

irrevocably appoints Teekay Shipping (UK) Ltd of 2nd Floor, 86 Jermyn Street, London SW1Y 6JD, England as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement; and

23.5.2	agrees that failure by a process agent to notify any Borrower of the process will not invalidate the proceedings concerned.

Schedule 1

The Lenders and the Commitments

The Lenders	Commitments	The Proportionate Share
	(US$)	(%)
ING Bank N.V., London Branch	55,000,000	100
60 London Wall
London EC2M 5TQ
England
Fax no: +44 20 7767 7324
Attn: Adam Byrne

Schedule 2

Conditions Precedent and Subsequent

Part I:

Conditions precedent to service of Drawdown Notice

1	Security Parties

(a)

Constitutional Documents Copies of the constitutional documents of each Security Party together with such other evidence as the Agent may reasonably require that each Security Party is duly formed or incorporated in its country of formation or incorporation and remains in existence with power to enter into, and perform its obligations under, the Relevant Documents to which it is or is to become a party.

(b)	Certificates of good standing A certificate of good standing in respect of each Security Party (if available).

(c)	Board resolutions A copy of a resolution of the board of directors of each Security Party (or its sole member or general partner):

(i)	approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party and ratifying or resolving that it execute those Relevant Documents; and

(ii)	if required authorising a specified person or persons to execute those Relevant Documents (and all documents and notices to be signed and/or despatched under those documents) on its behalf.

(d)

Shareholder resolutions If required by any legal advisor to the Agent, a copy of a resolution signed by all the holders of the issued shares in each Security Party, approving the terms of, and the transactions contemplated by, the Relevant Documents to which it is a party.

(e)

Officer’s certificates An original certificate of a duly authorised officer or representative of each Security Party certifying that each copy document relating to it specified in this Part I of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement, setting out the names of its directors and officers (or its sole member), setting out the proportion of shares held by each shareholder, and confirming that any applicable borrowing and guaranteeing limits will not be exceeded.

(f)

Powers of attorney The notarially attested and legalised (where necessary for registration purposes) power of attorney of each Security Party under which any documents are to be executed or transactions undertaken by that Security Party.

2	Finance Documents

This Agreement, the Guarantee and the Share Pledges, together with all other documents required by any of them.

3	Legal opinions

(a)	The following legal opinions, each addressed to the Agent, or confirmation satisfactory to the Agent that such opinion will be given:

(i)	an opinion on matters of English law from Stephenson Harwood LLP; and

(ii)	an opinion on matters of Marshall Island law from Watson, Farley & Williams LLP, New York.

4	Other documents and evidence

(a)	Process agent Evidence that any process agent referred to in Clause 23.5 and any process agent appointed under any Finance Document executed pursuant to paragraph 2 above has accepted its appointment.

(b)

Other authorisations A copy of any Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any of the Relevant Documents or for the validity and enforceability of any of the Relevant Documents.

(c)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 and Clause 9 have been paid.

(d)

“Know your customer” documents Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents (including “know your customer” documentation on each shareholder of the Borrowers with a shareholding of 20% or more).

(e)	Other Such other documents, authorisations, opinions and assurances as the Agent may reasonably specify.

Part II:

Conditions precedent to Drawdown Date

1	Security Parties

Bringdown Certificate An original certificate from a duly authorised officer or representative of the relevant Borrower confirming that none of the documents delivered to the Agent pursuant to Schedule 2, Part I, paragraphs (a) to (f) have been amended or modified in any way since their delivery to the Agent.

2	Security and related documents

(a)	Vessel documents In respect of each Vessel, photocopies, certified as true, accurate and complete by a duly authorised representative of the relevant Borrower, of:

(i)

any charterparty or other contract of employment of the Vessel which will be in force on the Drawdown Date and which (inclusive of any extension option) is capable of exceeding twelve (12) months (unless already provided to the Agent);

(ii)	the Management Agreements (if any);

(iii)	evidence of the Vessel’s current Certificate of Financial Responsibility issued pursuant to the United States Oil Pollution Act 1990 (if applicable);

(iv)	the Vessel’s current SMC;

(v)	the ISM Company’s current Document of Compliance;

(vi)	the Vessel’s current ISSC;

(vii)	the Vessel’s current IAPPC;

in each case together with all addenda, amendments or supplements.

(b)

Evidence of Borrowers’ title Evidence that on the Drawdown Date (i) each Vessel is at least provisionally registered under a Pre-Approved Flag in the ownership of the relevant Borrower and (ii) each Mortgage will be capable of being registered against the relevant Vessel with first priority.

(c)

Evidence of insurance Evidence that each Vessel is insured in the manner required by the Security Documents and that letters of undertaking will be issued in the manner required by the Security Documents, together with the written approval of the Insurances by an insurance adviser appointed by the Agent.

(d)

Confirmation of class Certificates of Confirmation of Class for hull and machinery confirming that each Vessel is classed with the highest class applicable to vessels of her type with a Pre-Approved Classification Society free of material overdue recommendations affecting class.

(e)

Security Documents The Mortgages, the Deeds of Covenants (if applicable) and the Assignments, together with all other documents required by any of them, including, without limitation, (i) all notices of assignment and/or charge and evidence that those notices will be duly acknowledged by the recipients and (ii) all share certificates, certified copy share registers or registers of members, transfer forms, proxy forms, letters of resignation and letters of undertakings.

(f)	Managers’ Confirmations The Managers’ Confirmations (if any) together with notices of any assignments contained in the same and evidence that those notices will be duly acknowledged by the recipients.

(g)	Other Relevant Documents Copies of each of the Relevant Documents not otherwise comprised in the documents listed in this Part II of Schedule 2.

(h)

No disputes The written confirmation of each Borrower that, to the best of that Borrower’s knowledge, there is no dispute under any of the Relevant Documents as between the parties to any such Document.

(i)	Valuations A valuation of each Vessel addressed to the Agent from an Approved Broker certifying the Market Value of that Vessel, acceptable to the Agent.

(j)	Financial Statements A copy of the Original Financial Statements of the Guarantor (if not available on the website of the Guarantor).

3	Legal opinions

Confirmation satisfactory to the Agent that legal opinions substantially in the form provided to the Agent prior to the Drawdown Date will be given promptly following disbursement of the Loan, namely:

(a)	an opinion on matters of English law from Stephenson Harwood LLP;

(b)	an opinion on matters of Marshall Islands law from Watson, Farley & Williams LLP; and

(c)	an opinion on matters of Bahamas law from Lennon Patton (or such other legal advisors in respect of the jurisdiction of the underlying flag of the Vessels).

4	Other documents and evidence

(a)	Process agent Evidence that any process agent appointed under any of the Security Documents executed pursuant to paragraph 2(e) above has accepted its appointment.

(b)

Other Authorisations A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable (if it has notified the Borrowers accordingly) in connection with the entry into and performance of the transactions contemplated by any Relevant Document or for the validity and enforceability of any Relevant Document.

(c)

“Know your customer” Such documentation and other evidence as is reasonably requested by the Agent in order for the Lenders to comply with all necessary “know your customer” or similar identification procedures in relation to the transactions contemplated in the Finance Documents.

(d)	Fees Evidence that the fees, costs and expenses then due from the Borrowers under Clause 8 and Clause 9 have been paid by, or will have been paid on, the Drawdown Date.

(e)	Drawdown Notice A duly completed Drawdown Notice.

Part III: Conditions subsequent to Drawdown Date

1

Evidence of Borrowers’ title Certificate of ownership and encumbrance (or equivalent) issued by the Registrar of Ships (or equivalent official) of the flag of each Vessel confirming that (a) each Vessel is permanently registered under that flag in the ownership of the relevant Borrower, (b) each Mortgage has been registered with first priority against the relevant Vessel and (c) there are no further Encumbrances registered against the Vessels.

2

Letters of undertaking Letters of undertaking in respect of the Insurances as required by the Security Documents together with copies of the relevant policies or cover notes or entry certificates duly endorsed with the interest of the Finance Parties.

3	Acknowledgements of notices Acknowledgements of all notices of assignment and/or charge given pursuant to any Security Documents received by the Agent pursuant to Part II of this Schedule 2.

4	Legal opinions Such of the legal opinions specified in Part II of this Schedule 2 as have not already been provided to the Agent.

Schedule 3

Form of Drawdown Notice

To:	ING Bank N.V., London Branch

From:	African Spirit L.L.C.
European Spirit L.L.C.
and
Asian Spirit L.L.C.

[Date]

Dear Sirs,

Drawdown Notice

We refer to the Loan Agreement dated            2015 made between, amongst others, ourselves and yourselves (the “Agreement”).

Words and phrases defined in the Agreement have the same meaning when used in this Drawdown Notice.

Pursuant to Clause 4.1 of the Agreement, we irrevocably request that you advance the Loan in the sum of [                                        ] to us on            2015, which is a Business Day, by paying the amount of the advance to [specify account details].

We warrant that the representations and warranties contained in Clause 11 of the Agreement save those contained in Clauses 11.2, 11.6 and 11.19 are true and correct at the date of this Drawdown Notice and will be true and correct on            2015 that no Default has occurred and is continuing unremedied or unwaived, and that no Default will result from the advance of the sum requested in this Drawdown Notice.

We select the period of [                    ] months as the first Interest Period in respect of the said Drawing.

Yours faithfully

For and on behalf of
African Spirit L.L.C.
European Spirit L.L.C.
and
Asian Spirit L.L.C.

Schedule 4

Form of Transfer Certificate

To:	ING Bank N.V., London Branch

Transfer Certificate

This transfer certificate relates to a secured loan facility agreement (as from time to time amended, varied, supplemented or novated the “Loan Agreement”) dated [            ] 2015, on the terms and subject to the conditions of which a secured revolving credit facility was made available to African Spirit L.L.C., European Spirit L.L.C. and Asian Spirit L.L.C., by a syndicate of banks on whose behalf you act as agent and security trustee.

1

Terms defined in the Loan Agreement shall, unless otherwise expressly indicated, have the same meaning when used in this certificate. The terms “Transferor” and “Transferee” are defined in the schedule to this certificate.

2	The Transferor:

2.1	confirms that the details in the Schedule under the heading “Transferor’s Commitment” accurately summarise its Commitment; and

2.2

requests the Transferee to accept by way of novation the transfer to the Transferee of the amount of the Transferor’s Commitment specified in the Schedule by counter-signing and delivering this certificate to the Agent at its address for communications specified in the Loan Agreement.

3

The Transferee requests the Agent to accept this certificate as being delivered to the Agent pursuant to and for the purposes of clause 14 of the Loan Agreement so as to take effect in accordance with the terms of that clause on the Transfer Date specified in the Schedule.

4	The Agent confirms its acceptance of this certificate for the purposes of clause 14 of the Loan Agreement.

5	The Transferee confirms that:

5.1	it has received a copy of the Loan Agreement together with all other information which it has required in connection with this transaction;

5.2

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to check or enquire on its behalf into the legality, validity, effectiveness, adequacy, accuracy or completeness of any such information; and

5.3

it has not relied and will not in the future rely on the Transferor or any other party to the Loan Agreement to keep under review on its behalf the financial condition, creditworthiness, condition, affairs, status or nature of any Security Party.

6

Execution of this certificate by the Transferee constitutes its representation and warranty to the Transferor and to all other parties to the Loan Agreement that it has the power to become a party to the Loan Agreement as a Lender on the terms of the Loan Agreement and has taken all steps to authorise execution and delivery of this certificate.

7

The Transferee undertakes with the Transferor and each of the other parties to the Loan Agreement that it will perform in accordance with their terms all those obligations which by the terms of the Loan Agreement will be assumed by it after delivery of this certificate to the Agent and the satisfaction of any conditions subject to which this certificate is expressed to take effect.

8

The Transferor makes no representation or warranty and assumes no responsibility with respect to the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any document relating to any Finance Document, and assumes no responsibility for the financial condition of any Finance Party or for the performance and observance by any Security Party of any of its obligations under any Finance Document or any document relating to any Finance Document and any conditions and warranties implied by law are expressly excluded.

9	The Transferee acknowledges that nothing in this certificate or in the Loan Agreement shall oblige the Transferor to:

9.1	accept a re-transfer from the Transferee of the whole or any part of the rights, benefits and/or obligations transferred pursuant to this certificate; or

9.2

support any losses directly or indirectly sustained or incurred by the Transferee for any reason including, without limitation, the non-performance by any party to any Finance Document of any obligations under any Finance Document.

10	The address and fax number of the Transferee for the purposes of clause 18 of the Loan Agreement are set out in the Schedule.

11	This certificate may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.

12	This certificate shall be governed by and interpreted in accordance with English law.

The Schedule

1	Transferor:

2	Transferee:

3	Transfer Date (not earlier that the fifth Business Day after the date of delivery of the Transfer Certificate to the Agent):

4	Transferor’s Commitment:

5	Amount transferred:

6	Transferee’s address and fax number for the purposes of clause 18 of the Loan Agreement:

[name of Transferor]	[name of Transferee]

By:	By:

Date:	Date:

ING Bank N.V., London Branch as Agent

By:

Date:

In witness of which the parties to this Agreement have executed this Agreement the day and year first before written.

Signed by	)
as duly authorized	)
for and on behalf of	)
African Spirit L.L.C.: /s/ Patrick Smith, Attorney-in-Fact)
in the presence of: /s/ Michelle Gomes, Stephenson Harwood LLP)

Signed by	)
as duly authorized	)
for and on behalf of	)
European Spirit L.L.C: /s/ Patrick Smith, Attorney-in-Fact)
in the presence of: /s/ Michelle Gomes, Stephenson Harwood LLP)

Signed by	)
as duly authorized	)
for and on behalf of	)
Asian Spirit L.L.C.: /s/ Patrick Smith, Attorney-in-Fact)
in the presence of: /s/ Michelle Gomes, Stephenson Harwood LLP)

Signed by	)
as duly authorized	)
for and on behalf of	)
ING Bank N.V., London Branch: /s/ David Metzger, Attoney-in-Fact)
(as Agent))
in the presence of: /s/ Michelle Gomes, Stephenson Harwood LLP)

Signed by	)
as duly authorized	)
for and on behalf of	)
ING Bank N.V., London Branch: /s/ David Metzger, Attoney-in-Fact)
(as Lender))
in the presence of: /s/ Michelle Gomes, Stephenson Harwood LLP)